UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

General Form for Registration of Securities of Small Business Issuers Under Section 12(g) of the Securities Exchange Act of 1934

EVAMEDIA CORP.

(Exact name of registrant as specified in its charter)

EVERYTHINGAMPED CORPORATION

(Former Name of Registrant as Specified in its Charter)

Delaware	47-3165462
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

1800 Century Park East, Suite 600

Los Angeles, CA 90067

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code: 415-361-4030

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Exchange Act: Common Stock, $.0001 par value per share (Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, “non-accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Documents incorporated by reference: None

2

FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed new products or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties.

Forward-looking statements may include the words “may,” “could,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect,” “desire,” “goal,” “should,” “objective,” “seek,” “plan,” “strive” or “anticipate,” as well as variations of such words or similar expressions, or the negatives of these words. These forward-looking statements present our estimates and assumptions only as of the date of this Form 10-K. Except for our ongoing obligation to disclose material information as required by the federal securities laws, we do not intend and undertake no obligation to update any forward-looking statement. We caution readers not to place undue reliance on any such forward-looking statements. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes will likely vary materially from those indicated.

Item 1. Business

Overview

EvaMedia Corp (formerly EverythingAmped Corporation, hereinafter known as “EvaMedia” or the “Company”) was incorporated on January 12, 2015, under the laws of the State of Delaware.

Eva Media is a technology company that has developed an automated and smart advertiser campaign management platform (‘Eva Platform’). Our platform enables advertisers (‘customers, clients’) to buy advertising space on several digital channels to reach their desired audience. Our technology addresses the needs of markets in which high volume advertisers want automated advertising purchases to have high conversion rates. We are focused on data-driven marketing and cross-channel measurement, which is critical to businesses looking to optimize their marketing budget and reach audiences across all of their integrated advertising efforts.

Our typical customers are advertising agencies – one classified under SIC7319, which places advertising with media, but which perform no creative services (media buying service such as online traffic from Eva Media). We also deal with businesses (as described under NAICS 541810) organized to provide a full range of services (i.e., through in-house capabilities or subcontracting), including advice, creative services, account management, production of advertising material, media planning, and buying (i.e., placing advertising).

We have designed our system’s architecture based on Artificial Intelligence, or AI, to match advertising campaigns to specific ad spots one at a time. Our system creates conversion mapping tables that consistently increase conversion rates by analyzing those trends with optimized historical conversion rates and further capitalizing upon and improving those rates prospectively. We leverage “big data,” an accumulation of too large and complex data processing by traditional database management tools. More companies are attempting to leverage big data to make strategic business decisions. As a result, we have built automated tools that perform the analysis and feed the information back into our decision logic. We have designed our solution to optimize brand campaigns to create brand awareness and direct response campaigns with a fixed conversion point.

Our team members have successfully run advertising campaigns for products and brands, ranging from consumer products to clothing items to automobiles. We provide a differentiated solution that is simple, powerful, scalable, and extensible across geographies, industry verticals, and the display, mobile, social, and video digital advertising channels. We expect our Eva Platform to be fully automated, scalable, and cost-effective as it will allow us to run several campaigns simultaneously. As the number of campaigns grows, we scale up our technology and hardware rather than increasing our workforce. Consequently, we can cost-effectively grow operations as we acquire new clients if our platform’s demand and acceptance increase.

3

Our Revenue Model

We generate revenues as a principal-based or an agency-based service provider.

Under the principal-based agency, the Company takes a principal position in the contract. The Company uses its Eva Demand Side Platform (EVA DSP) to directly buy media (advertising inventory) from the media sellers. The Company repackages the advertising inventory for sale to clients. The Company also performs other advertising and branding work for the client – such as developing a landing page, website, widget design, banner design, and so on. The Company receives the Ad Spend or a marketing budget from the client to perform such services. In some instances, these services are performed on a non-disclosure basis, meaning the client does not know what the Company paid for the media space or time or development. The Company recognizes the total Ad Spend of the client as its revenue.

Under the agency-based model, the Company acts as an agent of the client and negotiates deals with media sellers. The client is responsible for paying the media sellers directly or for paying the Company, which then pays the media sellers on behalf of the client. Under the agency-based model, the Company earns revenue by charging clients a platform fee based on a percentage of a client’s total spend (Ad Spend) on the purchase of the advertising from the Advertising Inventory Supplier (seller). We keep a percentage of that advertising spend as a fee and remit the remainder to the seller. The Company does not have any leverage to control the cost of seller inventory before the client’s purchase. The platform fee we intend to charge clients is a percentage of their purchases through our platform, similar to a commission, and the platform fee is not contingent on the results of an advertising campaign.

We recognize revenue upon the fulfillment of our contractual obligations in connection with a completed transaction, subject to satisfying all other revenue recognition criteria.

Our Industry

Our industry is extremely competitive and fragmented. Evamedia directly competes with other demand-side platforms (DSP) providers; some of our competition is privately-held small-sized companies, and others are large, well-known, established companies such as Facebook, Google, and Amazon. The overall digital marketing ecosystem is divided into buyers (advertisers), sellers (publishers), and marketplaces. The landscape has several segments – such as display & programmatic, mobile, video, search engine, content advertisement, and social ads.

We believe that participants on the buy-side or sell-side should be advocates for their buyers or sellers, while those in the market business should act as a referee or have market-driven incentives to protect or enhance the integrity of the marketplace. We believe that there are inherent conflicts of interest when market participants serve both buyers and sellers.

With the introduction of new technologies, AI implementation, and new entrants’ entry to the market, we expect competition to continue and intensify in the future.

According to eMarketer (1), by the end of 2020, the combined ad revenues of Facebook and Google’s media in the U.S. will account for nearly 63% of advertisers’ total budgets for programmatic display. eMarketer estimates U.S. advertisers will spend nearly $60 billion on programmatic display by the end of 2019. By 2021, nearly 88%, or $81.00 billion, of all U.S. digital display ad dollars will transact programmatically. The Company expects that DSPs will consolidate to provide advertisers with more end-to-end advertising solutions.

(1) https://www.emarketer.com/content/us-programmatic-ad-spending-forecast-2019

4

The industry continues to move towards hyper-personalized, interactive, and high-quality content to capture the users’ attention as consumers’ attention span is shortening. The Company believes that Advertisers are demanding more visibility and transparency for their ad spend, with reports into who views the ads and whether their spending attracts customers and gives them the targeted return on investments. There is a clear shift towards native and personalized content distributed through omnichannel - search engines, social media, websites, blogs, and other digital marketing channels. To build personalizing ads, market participants require big data, and as a result, data ownership is increasingly valuable in the market. Although the significant powerhouses, Google, Amazon, and Facebook have ownership of a massive quantity of big data, niche solution providers are becoming formidable.

Our Competitive Advantages

The Company competes mainly based on the Eva platform’s performance, capabilities, and transparency and our focus on executing the end-to-end marketing campaign for our clients. We differentiate from our competitors in the following areas:

●	we are an independent digital advertising company focused on providing advertisers, advertising agencies, and others on the buy-side of our industry;

●	we have made the creative and messaging as the focal point, plus we solve multiple problems with minimum manual configuration, which is driven by big data analysis, and AI-powered programmatically served ads that feature products, messaging, distinctly customized to each consumer;

●	we have an increased focus on performance measurement and the value of inventory; by delivering full transparency, modernize commercial terms, preventing Ad fraud, increasing user privacy, and improving tech standards across the Eva ecosystem;

●	we provide comprehensive access to a wide range of advertising inventory types and third-party data vendors, which results in highly expressive targeting;

●	we believe that our platform provides a deeper contextual, emotional, and predictive understanding of each consumer in real-time to make marketing optimization autonomously.

EvaMedia’s Software Technology

The Company has developed an automated and smart advertiser campaign management platform (‘Eva Platform’). The platform enables advertisers to buy advertising space on several digital channels to reach their desired audience effectively. Based on our initial techno-feasibility study conducted by our senior management, we believe that ‘Eva Platform’ will include several advertising software modules to be a full-service and integrated digital advertising software. The Company developed the Eva Platform internally to represent the next generation of AI-driven digital media buying and marketing optimization software. The Company owns all the Eva Platform’s source code and intellectual property, secured and held on the Amazon Web Services (AWS) cloud system and the Company’s server. The Company has not filed any patents, trademarks, or copyright as of the date of this document.

Eva Platform Development

David Boulette, CEO of the Company, holds a Bachelor of Science in Computer Engineering from the University of Waterloo, Ontario, Canada. He is the chief software architect in the Eva Platform development. David Walser, who has extensive experience in building media solutions for the digital advertising space, advises and consults the Company during the Eva Platform operation and maintenance. The Company may engage outside consultants for graphic user interface design and A/B testing from time to time. The Company engages third-parties as a consultant and work-for-hire arrangement.

Eva Platform is divided into four distinct micro-services – Bidder, AI, Campaign Manager, and Reporting System. The Company used JavaScript, Ruby, and PHP based container orchestration services, including storage, networking, and security, for example, adding more Amazon Web Service (AWS) resources. It possible to run multiple parts of an app independently in microservices, on the same hardware, with much greater control over individual pieces and life cycles. The Company is using Docker and Kubernetes languages to scale the various modules of the Eva Platform. For the database, the data layer consists of Memcached database, a general-purpose distributed memory-caching. The physical database used is Cassandra and MongoDB, a fully managed NoSQL database, deployable in AWS cloud system. The Eva Platform also uses Apache Kafka, open-source stream-processing software to consolidate data for the AI system to consume.

-	Bidder is the primary openRTB system that listens for bid requests that come from advertising exchanges. The bidder was built based on the OpenRtb2.5 standard and supports all types of bid requests such as display, mobile, inapp, and video. The bidder currently processes 150,000 queries per second but can be easily scaled up as needed as we add additional traffic. Unique to our bidder is EvaFraudFence technology. EvaFraudFence actively looks for low-quality bid requests and, when found, stops the bidder from bidding on that traffic. Our system takes many data points into account to identify this low-quality traffic, such as the IP address, user agent, the device type, the operating system, the historical browsing pattern, and other factors. The Bidder allows Eva Platform to spend marketing dollars on traffic that is more likely to convert into desired goals.

-	The Company built the Campaign Manager using Ruby as the primary user interface for the system. The Manager allows the Eva Platform to enter and modify advertising campaigns. We save the campaigns into a SQL database, and then they are replicated to the bidders and AI using Kafka Zookeeper.

-	The AI built the Artificial Intelligence (AI) layer as an artificial neural network using the open-source library Neuroph. The supervised artificial neural network trains the system based on historical data. We predefine the critical data points such as the users’ location, current weather at their location, browsing history, conversion history, time of year, and other information. The system then pulls new data from Kafka every minute and retrains the neural network. The process enables the system to learn and adapt as conditions change continually. The ultimate goal of doing this is to increase conversions for our clients.

-	The Company built the Reporting System using PHP, and it pulls data from all sources and presents it in an easy to read way for clients. We provide each client with a ‘log in’ to view daily statistics and analytics to see where their marketing dollars have gone.

Eva Platform Operation

Eva Platform is a standalone software at the date of this report and does not require any additional modules to run. EvaInGamesAds, EvaBrowser, EvaCoins, and EvaMarketplace are additional modules, plug-ins, and expansions packs to complement Eva Ecosystem. The Company can execute its business plan with the existing Eva Platform.

The first step when running a campaign is getting a signed insertion order from the client. This insertion order details the start date, end date, budget, and other key marketing parameters. At that point, the Senior Management (“Manager”) responsible for the campaign enters the information into our demand-side platform. The Manager also uploads creatives – taglines, slogans, images, audio, and videos supplied by the clients. The system starts to run, and the AI auto optimizes based on conversion data on the start date. The process of auto management of advertising across many real-time bidding networks continues until the end date, subject to the budget availability.

Eva Platform Maintenance

Eva Platform has deployed software code to autoscaling clusters on AWS. The autoscaling allows adjustment to CPU memory and disk as needed. The Eva Platform runs the process monthly and archives data that is older than a year. This data gets encrypted and stored on physical disks at our office. We also have a dashboard that sends out alerts if any process becomes unreachable. We use Logstash, an open-source, server-side data processing pipeline that allows the Eva Platform to collect error data from various sources, transform it on the fly, and send it to the desired destination. The Eva Platform also has a process that runs every five minutes to search for critical errors. The maintenance system sends out alerts via email to the internal support for immediate action.

Eva Platform Ecosystem

Eva Platform includes the following modules:

a) Eva Demand-side platform (‘EvaDSP’) – gives advertisers the ability to buy ads in real-time through a process called real-time bidding (OpenRTB2.4). EvaDSP allows advertisers to reach individuals instantaneously in real-time. EvaDSP support includes a broad offering of buying the video, social, mobile, and search ads in real-time. Advertisers can purchase ads on an impression-by-impression basis by bidding on an incoming impression within the milliseconds it takes for a web page to load. EvaDSP can connect to ad exchanges and Supply Side platforms (SSP). EvaDSP allows advertisers to target sites, apps, locations, education, likes, browsing habits, income levels, and other demographics. We have designed EvaDSP to use the advertiser’s customized data with a retargeting feature built-in. The Company runs the EvaAI (Artificial Intelligence) system, which uses machine learning to auto-optimize and better target every one of our campaigns. We have built EvaFraudFence technology. The technology enables our EvaDSP to provide a 100% ad fraud-free environment. We have created full transparent deliverables for our advertisers. We track every impression served on the exact site it ran, and we provide the information to advertisers via our reporting tools. We completed EvaDSP by the end of June 30, 2019.

5

b) EvaPubCenter – EvaPubCenter allows publishers to generate an industry-leading cost per mile (CPM, price of 1,000 advertisement impressions on one webpage) rates from their inventory. EvaPubCenter provides standard banners, mobile banners, desktop video, and mobile video. EvaPubCenter can monetize 3d games via our EvaInGameAds (See below). For our mobile developers, we can implement a mobile SDK for publishers that want native ads. We completed EvaPubCenter by the end of June 30, 2019.

c) EvaFraudFence – EvaFraudFence provides each publisher with a unique key for each of their websites. When advertisers request an ad, the call is signed to the unique key to identify the request using the domain name. The key ensures that unless the ad is running on the right domain, the decryption will fail. When a failure occurs, we do not return an ad. The system can track where these fraud attempts originated and can entirely block them, and generate a list for relevant authorities. However, the system stores valid requests onto an immutable public ledger, which acts as a verification report of where ads ran. We completed EvaFraudFence by the end of June 30, 2019.

d) EvaInGamesAds – EvaInGamesAds is a software development kit (SDK) that allows advertisers to integrate the ads into video games fully. The software enables the advertiser to layer ads onto walls or items similar to a poster, or advertisers can add the ads as 3d models, such as a can of a soft drink or a car brand. We intend to support the Unity3d engine, Unreal, GameMaker, Godot, and Amazon Lumberyard. We completed EvaInGamesAds by the end of the fourth quarter ending December 31, 2018.

e) EvaBrowser – The purpose of the EvaBrowser is to give our advertisers a secondary place to advertise outside EvaDSP. EvaBrowser will allow us to fully control all aspects of how and where ads are displayed. The Company intends to use its proprietary blockchain technology to verify each transaction, making ad fraud extremely difficult and highly unlikely. It also means our clients can access publishers who have not implemented our private key. Our browser provides complete anonymous browsing and privacy to our advertisers. We also plan to build an integrated EvaCoins wallet in the browser. The EvaBrowser intends to generate revenue by displaying ads to the user. For example, when you view a webpage in EvaBrowser, we will display banner ads. Each time we display a banner ad to the user, our advertisers pay us. As a result, the more webpages a user visits, the more revenue gets generated. We completed the EvaBrowser working prototype by the end of the second quarter ending June 30, 2020. The Company expects to launch and market EvaBrowser in the next six months. The Company estimate to spend less than $25,000 to market the EvaBrowser.

f) EvaCoins – We plan to create our token named the EvaCoin. The user can earn EvaCoins when they browse the web using EvaBrowser. We plan on giving EvaBrowser users a portion of the revenue they generate as EvaCoins. EvaCoins will not be tradeable or transferable and will not be on any exchange. They will be redeemable only in EvaMarketplace for products sourced by us from our advertisers. These coins automatically go into the user’s EvaWallet and redeemed for gift cards and other merchandise in our EvaMarketPlace. Once EvaCoin is developed, we intend to reward browsers who use our EvaBrowser. As of the report’s date, the Company has not done any significant work in the development of EvaCoins. As a result, the Company has not made any marketing budget for EvaCoins. The Company does not mine or trade cryptocurrencies. The Company is not involved in any cryptocurrency exchange. The Company also does not speculates or acts as a counterparty in cryptocurrency transactions. Therefore, the Company does not intend to register as a custodian with state or federal regulators, including but not limited to obtaining a money service business or money transmitter license with Financial Crimes Enforcement Network (FinCEN) and respective State’s money transmission laws. The Company also does not need to register under the Securities Exchange Act of 1934, as amended, as a national securities exchange, an alternative trading system, or a broker-dealer, since the Company is not a broker-dealer nor does it intend to become a broker-dealer.

g) EvaMarketplace – We plan on developing an online reward or redemption center. In this marketplace, EvaCoins will be redeemable for gift cards and other products on who the advertisers are on the marketplace. We plan to stock the marketplace via deals with our advertisers. Users of EvaBrowser will earn EvaCoins, which they can redeem on EvaMarketplace. We expect to earn revenues from the advertisers when they advertise their products and services on EvaMarketplace. The Company expects to develop EvaMarketplace by the end of the fourth quarter ending December 31, 2020. The Company is currently evaluating the market demand for EvaMarketplace and does not expect to market it before the fourth quarter of 2021. As a result, the Company has not made any marketing budget for EvaMarketplace.

6

Our Growth Strategy

The critical elements of our long-term growth strategy, including but not limited to:

●	Improving the share of current clients’ advertising budget and ad spends as many of our current, and potential clients spend a larger percentage of their advertising budgets on programmatic channels.

●	We expect to make investments in growing our sales and client service team to support and cultivate relationships with many advertising agencies and other service providers.

●	We intend to build capabilities and a successful track record across all digital marketing channels and devices. The experience will enable the Company and advertisers to effectively manage their marketing campaigns by using data from each channel to inform other channels’ decisions.

●	We intend to continue to innovate in AI and machine learning technology to improve the Eva Platform and augment its features and functionalities. We view big data as one of our critical competitive advantages. We will continue to invest resources in growing our data offerings, both from third-party providers and our proprietary data.

●	Many of our clients target consumers globally, and we intend to expand our presence outside of the United States to serve the demands of those clients in additional geographies. We are actively seeking strategic M&A opportunities in select regions in Europe and Asia.

Sales & Marketing of Eva Platform

We have a b2b business model, where we focus on educating, supporting, and advising our clients on how to execute their marketing campaign using the Eva Platform. Once a new client has access to our platform, reports, and analytics. We work closely with our client’s executive and marketing team. We onboard the new client and provide continuous support throughout the marketing campaigns.

Our CEO and related party mainly initiate our marketing efforts. Our primary focus is increasing awareness for our brand, informing and educating clients about our platform’s capabilities, benefits, and features, and advising clients on their marketing budget. In the future, we also seek to accomplish these objectives by presenting at industry conferences, hosting client conferences, publishing white papers and research, public relations activities, social media presence, and advertising campaigns.

At present, the Company has started to generate revenues and growing its operations with limited capital. The company’s continuation as a going concern depends on its stockholders’ financial support, its ability to obtain necessary equity financing to continue operations. For these reasons, our auditors have included in their report on our audited financial statements an explanatory paragraph regarding factors that raise substantial doubt that we will continue as a going concern.

Board of Directors

As of the date of this filing, the Company had three (3) directors.

ITEM 1A. RISK FACTORS

Our Company is a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act, and as such, is not required to provide the information required under this Item.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This memorandum contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in “Part I,” “Risk Factors and “Business,” but are also contained elsewhere in this memorandum. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future, although not all forward-looking statements contain these words. These statements relate to future events or our future financial performance or condition and involve known and unknown risks, uncertainties, and other factors that could cause our actual results, levels of activity, performance, or achievement to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

7

You should read this Form 10, including the section titled “Risk Factors,” completely and with the understanding that our actual results may differ materially from what we expect as expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all.

These forward-looking statements represent our estimates and assumptions only as of the date of this Form 10 regardless of the time of delivery of this Form 10 or any sale of our common stock. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this Form 10. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein.

Industry and Market Data

Unless otherwise indicated, the information in this Form 10 concerning our industry and the markets we operate, including our general expectations and market opportunity and market size, is based on information from various sources, including independent industry publications. In presenting this information, we have also made assumptions based on such data and other similar sources and our knowledge of and our experience to date in the relevant industries and markets. This information involves several assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications that is included in this Form 10 is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to various factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the independent parties’ estimates and by us.

ITEM 2. FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS

Overview

During the fiscal year ended December 31, 2019 and six months ended June 30, 2020, the Company developed an automated and smart advertiser campaign management platform (‘Eva Platform’). The EvaPlatform enables advertisers to buy advertising space on several digital channels to reach their desired audience. Based on our initial techno-feasibility study conducted by our senior management, we believe that ‘Eva Platform’ will include several advertising software modules to be a full-service and integrated digital advertising software.

The Company is currently using the Eva Platform to run advertising campaigns. The Eva Platform currently consists of four micro-services, including the Bidder system, Campaign Manager, AI layer, and reporting system. The current software consists of EvaDSP, EvaPubCenter, and EVaFraudFence.

The Company has commenced market research, techno-feasibility, and preliminary development of additional modules to integrate it into Eva Ecosystem. These modules are:

a) EvaBrowser	b) EvaInGamesAds
c) Eva MarketPlace	d) EvaCryptoWallet

Our typical customers are advertising agencies – one classified under SIC7319, which places advertising with media, but which perform no creative services (media buying service such as online traffic from Evamedia). We also deal with businesses (as described under NAICS 541810) that are organized to provide a full range of services (i.e., through in-house capabilities or subcontracting), including advice, creative services, account management, production of advertising material, media planning, and buying (i.e., placing advertising).

8

The Company has prepared consolidated financial statements on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the ordinary business course. The Company did not earn any revenues from January 12, 2015 (inception) to December 31, 2018.

The Company earns revenues from advertisers by signing purchase or insertion orders based on Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less, Version 3.0, as defined in 4’s/IAB. Such terms and conditions are intended to offer media companies and advertising agencies a standard for conducting business in a manner acceptable to both parties. This protocol, when incorporated into an insertion order, represents the Company and its customers’ common understanding for doing business. The Company may also sign additional documents to cover sponsorships and other arrangements involving content association or integration, and special production. The Company considers an insertion order with its customers, a binding contract with the customer, or other similar documentation reflecting the terms and conditions under which products or services will be provided. As a result, the Company considers the insertion order to be persuasive evidence of an arrangement. Each insertion is specific to the customer and clearly defines each party’s fee schedule, duties, and responsibilities, and is governed by 4’s/IAB Version 3.0 for renewal and termination terms, confidentiality agreement, dispute resolution, and other clauses necessary for such agreement.

Results of Operations

Financial Condition at December 31, 2019 and 2018

On December 31, 2019, and 2018, the accumulated deficit was $4,100,810 and $2,543,018 respectively. On December 31, 2019, the current liabilities were $610,197 compared to $253,697 on December 31, 2018. The current liabilities increase was mainly due to outstanding convertible note, unpaid accounts payable, including professional fees, rent, and software development costs. The Company generated $40,615 in revenue for the fiscal year ended December 31, 2019.

The Company had a cash balance of $2,815 and $0 as of December 31, 2019 and 2018, respectively. The Company did not have any sufficient cash available to fund our operations.

The Company intends to continue its efforts to bring its products and services to the market, generate revenue and become cash flow positive, and raise funds through private placement offering and debt financing. In the future, as the Company increase awareness of its products and services, acquire a customer base across the globe, the Company intends to acquire long-lived assets that will provide a future economic benefit beyond fiscal 2019.

Revenue

There was no revenue generated from January 12, 2015 (inception) to December 31, 2018. The Company completed EvaDSP by the end of June 30, 2019; subsequently, the Company ran marketing campaigns for a few clients on its Eva Platform. These campaigns resulted in $40,615 in revenue for the fiscal year ended December 31, 2019. The Company generated $26,000 and $14,615 from the related and non-related parties, respectively.

Operating Expenses

Total operating expenses for the year ended December 31, 2019 and 2018 were $1,596,492 and $1,851,741, respectively. The increase in expenses is due to the costs associated with stock-based compensation to various consultants for the services rendered valued at $1,228,309. For the fiscal year ended December 31, 2019 and 2018, the office’s rent payment was $14,400 and $14,400, included in the General and administrative expenses. Effective January 15, 2018, the Company entered into a rental agreement with an unrelated party. The rental agreement continues for three years until January 14, 2021. The Company pays a monthly rent of $1,200. David Boulette, CEO of the Company, has made all the rent payments to the property owner. The Company has included the cumulative rent payments in General and Administrative Expenses. Upon expiration of the rental term, this lease shall automatically renew itself for successive one month periods unless modified by the parties.

Liquidity and Capital Resources

On December 31, 2019 and 2018, the Company had $2,815 and $0 cash on hand, respectively.

9

In the next twelve months, the Company will continue to invest in Eva Platform, sales, marketing efforts, and other corporate development activities. We expect working capital and other expenditures to increase to up to $500,000 in the next twelve months to support the growth, which mainly includes software development and purchase of computers and servers. Also, the Company estimates additional expenditure needed to be $300,000, which provides for sales & marketing and working capital, respectively. As the Company does not have any cash, and it may not be able to raise the necessary funding, it may engage professionals, developers, consultants, vendors, and other partners (collectively known as ‘Consultants’) through the sale of its Common stock. As a result, the Company may have to issue significant Common stock to such Consultants.

We expect to continue operations through our Common stock’s issuance and continue to make the best efforts to raise funding through private equity and capital markets to fund our operating activities. The Company continues to get the necessary working capital loan from the related party – Hottest Media, LLC to fund its operation for the next twelve months. The Company is in discussion with several private accredited investors and investment banks to raise capital for growth and expansion.

It is critical for the Company to obtain cash and cash equivalents to achieve a sustainable sales level to fund our ongoing operations out of revenues. There is no assurance that any financing will be available or, if available, on terms that will be acceptable to us.

Going Concern Qualification

We have not generated any revenues since inception to December 31, 2018. The Company generated $40,615 in revenue for the fiscal year ended December 31, 2019. As of December 31, 2019, and 2018, the Company had an accumulated deficit of $4,100,810 and $2,543,018, respectively. Our independent auditors included an explanatory paragraph in their report on the audited financial statements for the fiscal year ended December 31, 2019 and 2018, and the period from January 12, 2015 (inception) to December 31, 2016, regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors. Our financial statements do not include any adjustments related to the recoverability or classification of asset carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

As of December 31, 2019 and 2018, there were no off-balance sheet arrangements.

Plan of Operations

During the fiscal year ending on December 31, 2019, the Company developed critical modules for Eva Platform, a fully automated and smart advertiser campaign management platform. The Company completed the following modules in fiscal 2019 – Eva Demand-side platform (‘EvaDSP’), EvaPubCenter, EvaFraudFence, and EvaInGamesAds.

The Company continues to build additional modules for Eva Platform. These include but not limited to – EvaBrowser, EvaCoins, and EvaMarketplace.

The Company’s senior management will continue to make best efforts to grow its profile by establishing strategic partnerships, conducting market research, and educating potential customers through personal industry contacts and relationships.

Critical Accounting Policies and Significant Judgments and Estimates

We have based our management’s discussion, and analysis of our financial condition and results of operations on our financial statements, which we have prepared in accordance with the U.S. generally accepted accounting principles. In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Our actual results could differ from these estimates, and such differences could be material.

10

We have described significant accounting policies in more detail in Note 2 of our annual financial statements. We evaluate our critical accounting estimates and judgments required by our policies on an ongoing basis and update them as appropriate based on changing conditions.

Off-Balance Sheet Arrangements and Contractual Obligations

We have not engaged in any off-balance sheet arrangements as defined in Item 303(c) of the SEC’s Regulation S-B. We did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes.

Recent Accounting Pronouncements

We have not implemented all new accounting pronouncements that are in effect, and that may impact our financial statements, and any other new accounting pronouncements may have a material impact on our financial position or results of operations. While we have described significant accounting policies in more detail in Note 2 of our annual financial statements, we believe the accounting policies described in Note 2 are critical to the judgments and estimates used to prepare our financial statements.

FINANCIAL CONDITION AT JUNE 30, 2020, AND DECEMBER 31, 2019

On June 30, 2020, and December 31, 2019, the accumulated deficit was $4,252,980 and $4,100,810. On June 30, 2020, the current liabilities were $803,405 compared to $610,197 on December 31, 2019. The current liabilities increase was mainly due to outstanding convertible note(s), unpaid accounts payable, including professional fees, rent, and software development costs.

The Company’s cash on hand on June 30, 2020, and December 31, 2019 was $2,765 and $2,815, respectively. As a result, we do not believe that our cash balance is sufficient to fund our operations.

The Company intends to continue its efforts to bring its products and services to the market, generate revenue and become cash flow positive, and raise funds through private placement offering and debt financing. In the future, as the Company increase awareness of its products and services, acquire a customer base across the globe, the Company intends to acquire long-lived assets that will provide a future economic benefit beyond fiscal 2020.

RESULTS OF OPERATIONS

Six months ended June 30, 2020, and 2019

The Company recognized revenue of $100,134 and $39,960 for the six months ended June 30, 2020 and 2019. The increase in sales for the six months ended June 30, 2020 compared to the same period ended June 30, 2019 is due to additional sales from a specific customer. For the period ending June 30, 2020, the Company generated $29,500 and $70,634 from the related and non-related parties, respectively. For the period ending June 30, 2019, the Company generated $26,000 and $13,960 from the related and non-related parties, respectively.

During the six months ended June 30, 2020, the total operating expenses of $247,564 comprised $66,665, $40,103, $125,706, and $15,090 in professional fees, media traffic purchases, general and administrative, and amortization costs, respectively. During the six months ended June 30, 2019, the total operating expenses of $263,822 comprised $128,260, $117,986, and $17,576 in professional fees, general and administrative, and amortization costs, respectively. The decrease in operating expenses is because the Company did not issue any stock for services during the six months ended June 30, 2020 compared to the same period ended June 30, 2019.

11

The Company did not issue any stock during the six months ended June 30, 2020. For the six months ended June 30, 2019, the Company had issued 3,285,000 restricted common stock (‘securities’) for services valued at $0.036 per share or $118,260. Even though the stock-based compensation decreased by $118,260 compared to the period ended June 30, 2019, it was offset by increased media traffic purchases and general administrative expenses of $40,103 and $7,720, respectively for the period ended June 30, 2020.

The rental expense was $6,888 and $7,200 for the six months ended June 30, 2020, and 2019, respectively. Effective January 15, 2018, the Company entered into a rental agreement with an unrelated party. The Company terminated the Florida Lease agreement on May 31, 2020. Effective May 21, 2020, the Company’s new corporate address will be 1800 Century Park East, Suite 600, Los Angeles, CA 90067. The Company has signed the California Lease on a month to month basis where the Company is entitled to use the office and conference space as needed. The new lease payment is $214 per month, included in the General and Administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

The Company cash on hand on June 30, 2020, and December 31, 2019 was $2,765 and $2,815, respectively. As a result, we do not believe that our cash balance is sufficient to fund our operations. We expect to continue operations through our Common stock’s issuance and continue to make the best efforts to raise funding through private equity and capital markets to fund our operating activities. The Company continues to get the necessary working capital loan from the related party – Hottest Media, LLC to fund its operation for the next twelve months. The Company is in discussion with several private accredited investors and investment banks to raise capital for growth and expansion.

In the next twelve months, the Company will continue to invest in the Eva Platform, sales, marketing efforts, and other corporate development activities. We expect working capital and other expenditures to increase to up to $500,000 in the next twelve months to support the growth, which mainly includes software development and purchase of computers and servers. The breakdown of funds usage is $100,000 for marketing, $150,000 for product development, $125,000 for new hires, and $125,000 to purchase computers and servers. As the Company does not have any cash, and it may not be able to raise the necessary funding, it may engage professionals, developers, consultants, vendors, and other partners (collectively known as ‘Consultants’) through the sale of its Common stock. As a result, the Company may have to issue significant Common stock to such Consultants.

We expect to continue operations through the issuance of our Common stock and continue to make the best efforts to raise funding through private equity and capital markets to fund our operating activities. It is critical for the Company to obtain cash and cash equivalents to achieve a sustainable sales level to support our ongoing operations out of revenues.

There is no assurance that any financing will be available or, if available, on terms that will be acceptable to us.

Going Concern Qualification

As of June 30, 2020, and December 31, 2019, the Company had an accumulated deficit of $4,252,980 and $4,100,810, respectively. Our independent auditors included an explanatory paragraph in their report on the audited financial statements for the fiscal year ended December 31, 2019 and 2018, regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors. Our financial statements do not include any adjustments related to the recoverability or classification of asset carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

As of June 30, 2020, and December 31, 2019, there were no off-balance sheet arrangements.

12

Plan of Operations for the Next Twelve Months

During the fiscal year ending on December 31, 2020, the Company intends to develop its critical module for Eva Platform, a fully automated and smart advertiser campaign management platform.

The Company’s senior management will continue to make best efforts to grow its profile by establishing strategic partnerships, conducting market research, and educating potential customers through personal industry contacts and relationships.

Critical Accounting Policies and Significant Judgments and Estimates

We have based our management’s discussion and analysis of our financial condition and results of operations on our financial statements, which we have prepared in accordance with the US generally accepted accounting principles. In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Our actual results could differ from these estimates, and such differences could be material.

We have described significant accounting policies in more detail in Note 2 of our annual financial statements. We evaluate our critical accounting estimates and judgments required by our policies on an ongoing basis and update them as appropriate based on changing conditions.

Off-Balance Sheet Arrangements and Contractual Obligations

We have not engaged in any off-balance sheet arrangements as defined in Item 303(c) of the SEC’s Regulation S-B. We did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities that would have been established to facilitate off-balance sheet arrangements or other contractually narrow or limited purposes.

Recent Accounting Pronouncements

We have not implemented all new accounting pronouncements that are in effect, and that may impact our financial statements, and any other new accounting pronouncements may have a material impact on our financial position or results of operations. While we have described significant accounting policies in more detail in Note 2 of our annual financial statements, we believe the accounting policies described in Note 2 are critical to the judgments and estimates used to prepare our financial statements.

ITEM 3. DESCRIPTION OF PROPERTY

The Company has no agreements to acquire any properties. Effective January 15, 2018, the Company entered into a rental agreement with an unrelated party. The rental agreement continues for three years until January 14, 2021. The Company pays a monthly rent of $1,200. David Boulette, CEO of the Company, has made all the rent payments to the property owner. The Company has included the cumulative rent payments in General and Administrative Expenses. Upon expiration of the rental term, this lease shall automatically renew itself for successive one month periods unless modified by the parties. For the fiscal year ended December 31, 2019 and 2018, the office’s rent payment was $14,400 and $14,400, included in the General and administrative expenses. The Company terminated the Florida Lease on May 31, 2020. As the Florida Lease is terminated in its entirety and without any penalties, for the period ending June 30, 2020, there is no remaining lease liability or right-of-use-asset

Effective May 21, 2020, the Company’s new corporate address will be 1800 Century Park East, Suite 600, Los Angeles, CA 90067 (“California Lease”). The Company has signed the California Lease on a month to month basis where the Company is entitled to use the office and conference space as on needs only basis. The new lease payment is $214 per month included in the General and Administrative expenses.

13

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of September 18, 2020, the number of shares of Common Stock of our Company that are beneficially owned by (i) each person or entity is known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all sole officer and director as a group. Information relating to beneficial ownership of the common stock by our principal shareholders and management is based upon each person’s information using “beneficial ownership” concepts under the Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 42,192,177 shares of our common stock issued and outstanding as of September 18, 2020.

		Number of Shares Beneficially	Percentage of Class
Name and Address (1)	Title of Class	Owned	(%)

David Boulette	Common	15,000,000	35.55%
Phil Aspin	Common	205,000	0.49%
Daryl Walser	Common	345,000	0.82%
Hottest Media LLC (2)	Common	6,600,000	13.53%

(1) Addresses for all officers and directors are 1800 Century Park East, Suite 600, Los Angeles, CA 90067.

(2) In the event Hottest Media LLC converts the entire Note(s) at any time before December 31, 2020, with up to 60 days prior notice with a maximum of 6,600,000 shares subject to adjustments in certain events. Hottest Media is the related party and is considered the beneficial owner of the shares. The Hottest Media LLC is owned by Carolina Ramos, who is the wife of the CEO of the Company. The percentages for Hottest Media LLC are calculated based on 48,792,177 shares of common stock issued and outstanding based on the note’s entire conversion.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Company has no full-time employees. The Directors and Officers of the Company are as follows:

Name	Age	Position
David Boulette(1)	39	Principal Executive Officer and Director
Phil Aspin	38	Director
Daryl Walser	39	Director

(1) Mr. Boulette, with the outside financial and accounting consultant’s aid, fulfills the CFO and Chief Accounting Officer’s role. Mr. Boulette controls all the banking transactions for the Company.

David Boulette, CEO, CFO, Director

Mr. Boulette serves as a director and Chief Executive Officer, and CFO of the Registrant. Mr. Boulette has vast expertise in computer technology. He is knowledgeable in a vast array of computer operating systems (such as Windows, Linus, Solaris, UNIX, Mac OS, Vista) and languages (such as C++, Java, JSP, Prolog, Oracle, DB2, Flash, Action Script to name just a few). He has over ten years of software development experience, extensive UML experience, and database design expertise using Oracle and SQL 2000/2005. From 2010 to the present, Mr. Boulette was the chief executive of BigDnet, a technology company he founded, focused on building media solutions for the digital advertising space. After developing a suite of products, he focused on investing in startups via marketing and development services. His company has helped to launch and develop many successful startups, including a record label (roulettemediarecords.com), an online casino (Hotstripecasino.com), an advertising company (EvaMedia.com), and a health food company (Healthysupplements.com). From 2006 to 2010, Mr. Boulette worked as Lead Software Engineer at LiveHive Systems. From 2003 to 2006, he was Senior Software Developer at ATS Automation, and from 2000 to 2003, he was Software Developer at Kuntz Electroplating, Inc. Mr. Boulette received his BSC in Company Science in 2005 from WLU, Waterloo, Ontario. The Company believes Mr. Boulette is a suitable director due to his long time technology experience.

14

Phil Aspin, Director

Phil Aspin serves as the director of the Registrant from November 15, 2016. Mr. Aspin is a dynamic, highly trained, and skilled business developer with a deep understanding of the online marketplace, online strategy, and a flair for innovation. Demonstrable, defined, and measurable success in every role to date with a proven track record in generating revenue, hitting targets, driving business goals, and managing multi-million dollar projects. Comprehensive experience working in fast-paced environments and possessing strong influencing skills at all levels of senior business leaders and stakeholders. He was the Chief Executive Officer of Click.net from May 2009 – April 2016 (7 years) in Dubai, UAE. He was initially responsible for Click.net’s startup back in 2009, which included facilitating the build of all systems, generating all legal documentation, corporate site, and structuring the sales and execution strategy. From August 2006 – May 2009, he ran a division of ValueClick Europe, and he held various positions in other entities in the industry starting in 2002. Mr. Aspin is suited to be a director of the Company due to his experience in online marketing.

Daryl Walser, Director

Mr. Walser serves as the director of the Registrant from January 1, 2019. Mr. Walser has extensive expertise in operations and business development in a variety of public, government, and private sectors. He is an accomplished professional in digital media solutions, lean manufacturing, operations management, supply chain, inventory management, and logistics. From March 2019 to the present, Mr. Walser is working as the Plant Manager at LafargeHolcim, Canada’s largest provider of sustainable construction materials and a global group member. From June 2017 to September 2018, he was responsible for the procurement of goods and services to support Kitchener, Ontario, Canada. From October 2013 to June 2017, he acted as VP Operations for BigDnet, a technology company he founded, focused on building media solutions for the digital advertising space. In September 2002, Mr. Walser received his Diploma in logistics, materials, and supply chain management from Conestoga College, Kitchener, Ontario, Canada. Mr. Walser is suited to sit on the Board because of his long -term business experience and internet technology experience.

Term of Office

All directors hold office until the next annual meeting of the stockholders of the Company. The directors shall continue their duties until their successors have been duly elected and qualified. The Company’s Bylaws provide that the Board of Directors will consist of no less than one member. Officers are elected by and serve at the discretion of the Board of Directors.

Director Independence

On September 15, 2015, the Company had a change in control by the redemption of 19,500,000 shares of the then outstanding 20,000,000 shares of common stock. The then-current officers and directors resigned, and David Boulette was named the Company’s sole officer and director. According to the change in control, the Company changed its name to EverythingAmped Corporation. On September 16, 2015, the Company issued 3,000,000 shares of common stock to Mr. Boulette. Effective April 28, 2017, the Company changed its name to EvaMedia Corp. David Boulette was named as the sole director of the Company and appointed its President and sole officer. The Company appointed Phil Aspin as a director on November 15, 2016, and Brian Fields as a director on November 17, 2016. Effective March 19, 2019, Brian Fields resigned as the Director.

As of the date of this filing, our board of directors is currently composed of three (3) members, out of which one of the director is a non-executive director and who qualifies as an independent director by the published listing requirements of the NASDAQ Global Market (the Company has no plans to list on the NASDAQ Global Market). The two non-executive directors are independent. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members have engaged in various types of business dealings with us. Also, our board of directors has not made a subjective determination as to our director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. However, the NASDAQ rules require such subjective determination. Had our board of directors made these determinations, our board of directors would have reviewed and discussed the information provided by directors and us about our director’s business and personal activities and relationships as they may relate to us and our management.

15

Audit Committee and Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our Board of Directors. The Board of Directors has not established an audit committee and does not have an audit committee financial expert, nor has the Board of Directors established a nominating committee. The Board believes that such committees are not necessary since the Company is an early start-up company and has only two directors. To date, such directors have been performing the functions of such committees. Thus, there is a potential conflict of interest. Our three directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

There are no family relationships among our directors or officers. Other than as described above, we are not aware of any other conflicts of interest with our executive officers or directors.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, promoter, or control person of our company has, during the last ten years: (i) been convicted in or is currently subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Code of Conduct

We plan to implement one in the near future and will file as an exhibit to a Current Report on Form 8-K and post on our website.

Stockholder Communications with the Board of Directors

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our board of directors. Nevertheless, every effort will be made to ensure that the board hears stockholders’ views, and the Company provides appropriate responses to stockholders promptly. Our board of directors will continue to monitor whether it would be appropriate to adopt such a process during the upcoming year.

ITEM 6. EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or accrued to our principal executive officer for the years ended December 31, 2019 and 2018.

The compensation reported in the summary compensation table below does not necessarily indicate how we will compensate our officer in the future. We expect that we will continue to review, evaluate, and modify our compensation framework, and the compensation of our officer could change as the business develops.

Summary Compensation Table for Fiscal Year Ended December 31, 2019 and 2018

		Salary	Bonus	Option Awards	All Other Compensation	Total
Name	Year	($)	($)	($)	($)	($)

David Boulette (1)	2019	$80,000	$-	$-	$432,000	$512,000
David Boulette (1)	2018	$80,000	$-	$-	$-	$80,000

(1) David Boulette, Principal Executive Officer, Director. The Company issued 12,000,000 common stock at $0.036 per share to the CEO for services rendered.

16

The Company has not adopted any retirement, pension, profit-sharing, stock option or insurance programs or other similar programs to benefit its employees. The Company does not have a compensation committee for the same reasons as described above.

The Company has not paid any compensation for our directors since its inception.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

David Boulette is the majority shareholder of the Company and also serves as its principal executive officer and as a director. As of the date of this filing, our board of directors is currently composed of three (3) members, out of which one (1) director are non-executive directors and who qualifies as independent director(s) by the published listing requirements of the NASDAQ Global Market (the Company has no plans to list on the NASDAQ Global Market). The two non-executive directors are independent.

RELATED PARTY – NOTES PAYABLE

On July 31, 2019, the Company issued and promised to pay a convertible note (“2019 Hottest Media Note”) to Hottest Media LLC (“Note Holder”) for the principal sum of Eighty-Two Thousand and 00/100 Dollars ($82,000) due on July 31, 2020 (the “Maturity Date”). The Hottest Media LLC is owned by Carolina Ramos, who is the wife of the CEO of the Company.

Hottest Media Note Summary

Date of Note:	07/31/2019
Original Amount of Note:	$82,000
Outstanding Principal Balance:	$82,000
Maturity Date(1):	12/31/2020
Interest Rate:	6%
Date to which interest has been paid:	Accrued
Conversion Rate:	$0.04
Floor Conversion Price:	$0.02

The Company will pay the outstanding principal amount of this Note, together with interest at 6% per annum, in cash on the Maturity Date to this Note’s registered holder. In the event the Company does not make, when due, any payment of principal or interest required to be made, the Company will pay, on-demand, interest on the amount of any overdue payment of principal or interest for the period following the due date of such payment, at a rate of ten percent (10%) per annum. The initial conversion rate will be $0.04 per share or 2,050,000 shares if Hottest converts the entire Note, subject to adjustments in certain events as set forth below. Suppose the fair market value of the Company’s common stock is less than $0.04 per share. In that case, the conversion price shall be discounted by 30%, but in no event will the conversion price be less than $0.02 per share with a maximum of 4,100,000 shares if the Note Holder converts the entire Note subject to adjustments in certain events. The Company will not issue any fractional Share or scrip representing a fractional Share upon conversion of the Notes. The Company received the principal funds by December 20, 2019. There is no beneficial conversion feature that arises as the conversion price of 2019 Hottest Media Note is above the per share fair value of the Company’s stock into which it is convertible.

(1) On June 30, 2020, the Company extended the Maturity Date of the 2019 Hottest Media Note to December 31, 2020. The Company will pay the outstanding principal amount of this Note, together with interest at 6% per annum, in cash on the Maturity Date to this Note’s registered holder.

On January 1, 2020, the Company issued and promised to pay a convertible note (“2020 Hottest Media Note”) to Hottest Media LLC (“Note Holder”) for the principal sum of Fifty Thousand and 00/100 Dollars ($50,000) due on December 31, 2020 (the “Maturity Date”). The Hottest Media LLC is owned by Carolina Ramos, who is the wife of the CEO of the Company.

17

Hottest Media Note Summary

Date of Note:	01/01/2020
Original Amount of Note:	$50,000
Modified Amount of Note (2):	$68,600
Outstanding Principal Balance:	$59,600
Maturity Date:	12/31/2020
Interest Rate:	6%
Date to which interest has been paid:	Accrued
Conversion Rate:	$0.04
Floor Conversion Price:	$0.02

The Company will pay the outstanding principal amount of this Note, together with interest at 6% per annum, in cash on the Maturity Date to this Note’s registered holder. In the event the Company does not make, when due, any payment of principal or interest required to be made, the Company will pay, on-demand, interest on the amount of any overdue payment of principal or interest for the period following the due date of such payment, at a rate of ten percent (10%) per annum. The initial conversion rate will be $0.04 per share or 1,250,000 shares if Hottest converts the entire Note, subject to adjustments in certain events as set forth below. Suppose the fair market value of the Company’s common stock is less than $0.04 per share. In that case, the conversion price shall be discounted by 30%, but in no event will the conversion price be less than $0.02 per share with a maximum of 2,500,000 shares if the Note Holder converts the entire Note subject to adjustments in certain events. The Company will not issue any fractional Share or scrip representing a fractional Share upon conversion of the Notes. The Company received the principal funds by December 20, 2019. There is no beneficial conversion feature that arises as the conversion price of 2020 Hottest Media Note is above the per share fair value of the Company’s stock into which it is convertible. There is no beneficial conversion feature that arises as the conversion price of 2019 Hottest Media Note is above the per share fair value of the Company’s stock into which it is convertible.

(2) Effective June 30, 2020, the Company modified the amount of this Note from $50,000 to $68,600.

In the event Hottest Media LLC converts the entire Note(s) at any time before December 31, 2020, with up to 60 days prior notice with a maximum of 6,600,000 shares subject to adjustments in certain events. Hottest Media is the related party and is considered the beneficial owner of the shares. The Hottest Media LLC is owned by Carolina Ramos, who is the wife of the CEO of the Company. The percentages for Hottest Media LLC are calculated based on 48,792,177 shares of common stock issued and outstanding based on the note’s entire conversion.

RELATED PARTY – OTHER

Due to related party represents unsecured advances made by David Boulette, the Company’s CEO, for operating expenses on behalf of the Company for payment of rent, professional fees, and other operating expenses. The costs were paid for on behalf of the Company and are due upon demand. The Company is currently not being charged interest under these advances.

At June 30, 2020, the Company owed Mr. Boulette $93,074, and the Company has included money owed to officer-related party for the amount of $63,539, $12,636, and $16,899 in accounts payable, accrued expenses, and officer loans, respectively. The Company shall pay all its obligations arising under the officer loans in full upon demand by Mr. Boulette.

Effective March 1, 2018, the Company appointed Carolina Ventura Ramos as the company’s Marketing Director with an annual salary of $50,000. Ms. Ramos is the Wife of David Boulette, who is the CEO and Director of the Company.

On February 2, 2019, subject to the Consulting Agreement’s terms and conditions, the Company issued 345,000 shares to Melanie Boulette for services valued at $0.036 per share or $12,420. Ms. Boulette is the Sister of David Boulette, who is the CEO and Director of the Company.

ITEM 8. LEGAL PROCEEDINGS

None.

18

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is currently no public market for the Company’s securities.

We intend to have our common stock be quoted on the OTC Bulletin Board and OTC Link. Suppose our securities are not quoted on the OTC Bulletin Board and/nor OTC Link. In that case, a security holder may find it more difficult to dispose of or obtain accurate quotations as to our securities’ market value. The OTC Bulletin Board differs from national and regional stock exchanges in that it: (i) is not situated in a single location but operates through the communication of bids, offers, and confirmations between broker-dealers and (ii) securities admitted to the quotation are offered by one or more Broker-dealers rather than the “specialist” common to stock exchanges.

The Company’s equity security should have one registered broker-dealer, known as the market maker, to qualify for a quotation on the OTC Bulletin Board and/or OTC Link. The broker-dealer should be willing to list bid or sale quotations and to sponsor the company listing. If the Company meets the qualifications for trading securities on the OTC Bulletin Board and/or OTC Link, our securities will trade on the OTC Bulletin Board and/or OTC Link until a later time, if at all. We may not now, and it may never qualify for a quotation on the OTC Bulletin Board and/or OTC Link.

Holders

According to the Company’s Transfer Agent, on September 18, 2020, we had 57 record holders of our Common Stock. As of December 31, 2019, the Company is authorized to issue 100,000,000 shares of common stock at par value $0.0001 and 20,000,000 shares of preferred stock at par value $0.0001. As of June 30, 2020, the Company had 42,192,177 shares of common stock, and no preferred stock was issued and outstanding.

Securities Authorized for Issuance under Equity Compensation Plans

The Company has no equity compensation plans.

Dividends

The Company did not declare any cash dividends for the year ended December 31, 2019. Our Board of Directors (currently constituted by David Boulette, Phil Aspin, and Daryl Walser) does not intend to distribute any cash dividends in the near future. The declaration, payment, and amount of any future dividends will be made at the discretion of the Board of directors. It will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the Board of Directors consider relevant. There is no assurance that the Company shall pay any future dividends. If the Company decides to pay any dividends, there is no assurance concerning the amount of any such dividend.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

All issuances of securities have been unregistered under exemptions from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Recent Sales of Unregistered Securities

MONTH ENDED	NUMBER OF SHARES	CONSIDERATION
January 31, 2019	690,000	$24,840
February 28, 2019	345,000	$12,420
May 31, 2019	575,000	$20,700
June 30, 2019	1,675,000	$60,300
October 31, 2019	7,434,686	$267,649
November 30, 2019	10,400,000	$374,400
December 31, 2019	13,000,000	$468,000
Total	34,119,686	$1,228,309

19

In January 2019, the Company issued 690,000 restricted common shares for professional services to two consultants valued at $24,840. The Company issued 345,000 shares to Hottest Media LLC, a related party, for marketing services such as traffic and banner creation. Carolina Ramos owns the Hottest Media LLC, the wife of David Boulette, CEO of the Company. The Company issued 345,000 shares to Daryl Walser, an affiliate of the Company, for software development guidance, including reviewing code and performance testing.

In February 2019, the Company issued 345,000 restricted common shares for professional services to Melanie Boulette valued at $12,420 for software development guidance, including reviewing code and performance testing. Melanie Boullete, a related party, the sister of David Boulette, CEO of the Company.

In May 2019, the Company issued 575,000 restricted common shares to one consultant for management consulting and accounting services valued at $20,700.

In June 2019, the Company issued 1,675,000 restricted common shares for professional services to three consultants valued at $60,300. The Company issued 575,000 shares to two consultants each for legal and accounting services, respectively. The Company issued 525,000 shares to one for marketing and branding services.

Effective September 2019, the Company cancelled 500,000 shares issued to former officers for non-performance of consulting services valued at $50.

In October 2019, the Company issued 7,434,686 restricted common shares for professional services to four consultants valued at $267,649. The Company issued 1,800,000 shares to two consultants each for graphic design and creative consulting services. The Company issued 1,900,000 and 1,934,686 shares to two consultants for marketing and public relations services, respectively.

In November 2019, the Company issued 10,400,000 restricted common shares for professional services to nineteen consultants valued at $374,400. The Company issued 2,500,000 shares to one consultant for business and corporate development services. The Company issued 1,900,000 shares to one consultant for business development. The Company issued 1,800,000 to one consultant for website development. The Company issued 1,000,000 to one consultant for management consulting services. The Company issued 500,000 shares to three consultants each for business and corporate development services. The Company issued 250,000 shares to five consultants each for marketing and branding services. The Company issued 200,000 shares to one consultant for marketing and branding services. The Company issued 50,000 shares to four consultants each for marketing and sales services. The Company issued 25,000 shares to two consultants each for creative and banner designs.

In December 2019, the Company issued 13,000,000 restricted common shares for professional services to three consultants and an officer valued at $468,000. The Company issued 12,000,000 shares to David Boulette for providing executive services. The Company issued 500,000 shares to one consultant for website development services. The Company issued 250,000 shares to two consultants each for project management and social media services, respectively.

ITEM 11. DESCRIPTION OF COMPANY’S SECURITIES TO BE REGISTERED

General

On August 12, 2020, the Company amendment of the Certificate of Incorporation where the Company shall have authority to issue is 220,000,000 shares, consisting of 200,000,000 shares of Common Stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share.  Within limits established by our amended and restated certificate of incorporation, our board of directors has the power at any time and without stockholder approval to issue shares of our authorized common stock or preferred stock for cash, to acquire property, or for any other purpose that the board of directors believes is in the best interests of us. Our stockholders have no pre-emptive rights, and any decision to issue additional shares of common stock or preferred stock will reduce the percentage ownership of our current stockholders and could dilute our net tangible book value.

According to Section 2.1 of our By-Laws, the business, affairs, and the property of the Company shall be managed and controlled by the Board of Directors (the “Board”), all of the powers of the Company shall be vested in the Board. The Board has the power to establish the designation, rights, and preferences of any preferred stock we issue in the future. Accordingly, our board of directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the holders of common stock’s voting power or other rights. Subject to the directors’ duty to act in our best interest, shares of preferred stock can be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.

The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and our by-laws, each of which is included as exhibits to the registration statement of which this prospectus forms a part and by the provisions of applicable law.

Common Stock

Our common stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect the entire board of directors. The holders of common stock are entitled to receive dividends when, as, and if declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution, or winding up, our common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of common stock have no preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

20

Delaware Anti-takeover Statute

We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

●	the board approves the transaction of directors before the date the interested stockholder attained that status;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

●	on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the corporation’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt-out of this provision either with an express provision in its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out and do not currently intend to opt-out of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and may discourage attempts to acquire us accordingly.

Certificate of Incorporation and By-laws

Our amended and restated certificate of incorporation and by-laws include provisions that may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

●	the right of the board of directors to elect a director to fill a vacancy created by the resignation of a director or the expansion of the board of directors;

●	the requirement for advance notice for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting; and

●	the right of our board of directors to alter our bylaws without stockholder approval.

21

Transfer Agent

Our transfer agent is Action Stock Transfer Corporation.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation, by-laws and director indemnification agreements provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or, in the case of a director, is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Florida Corporation Law against all expense, liability and loss reasonably incurred or suffered by such.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

For the years ended December 31, 2019 and 2018

22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of EvaMedia Corp.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of EvaMedia Corp. (formerly EverythingAmped Corporation) (“the Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2019 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred losses, experienced negative cash flows from operations, and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Sadler, Gibb & Associates, LLC

We have served as the Company’s auditor since 2016.

Salt Lake City, UT

July 9, 2020

F-1

EVAMEDIA CORP

(formerly EverythingAmped Corporation)

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018

Assets
Current assets:
Cash	$2,815	$-
Accounts receivable	655	-
Other current assets	26,405	1,405
Total Current assets	29,875	1,405
Capitalized website development costs, net	28,919	44,071
Operating lease right-of-use assets	13,649	-
Total assets	$72,443	$45,476
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$483,098	$224,162
Accrued expenses	12,636	12,636
Officer loan	16,899	16,899
Operating lease liabilities	13,649	-
Notes payable - related party	82,000	-
Accrued interest	1,915	-
Total Current liabilities	610,197	253,697
Total liabilities	$610,197	253,697
Commitments and Contingencies (Note 5)	-	-
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 20,000,000 shares authorized; none issued and outstanding as of December 31, 2019 and December 31, 2018, respectively	-	-
Common stock, par value $0.0001, 100,000,000 shares authorized; 42,192,177 and 8,572,491 shares issued and outstanding, as of December 31, 2019 and December 31, 2018	4,219	857
Additional paid-in capital	3,558,837	2,333,940
Accumulated deficit	(4,100,810)	(2,543,018)
Total stockholders’ deficit	(537,754)	(208,221)
Total liabilities and stockholders’ deficit	$72,443	$45,476

The accompanying notes are an integral part of these financial statements.

F-2

EVAMEDIA CORP

(formerly EverythingAmped Corporation)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31, 2019	December 31, 2018

Revenues
Sales from related party	$26,000	$-
Sales from customers	14,615	-
Total revenue	40,615	-
Operating expenses
Professional fees	1,324,329	1,597,500
General and administrative	237,011	219,089
Amortization	35,152	35,152
Total operating expenses	1,596,492	1,851,741
Operating loss	(1,555,877)	(1,851,741)
Other income (expense)
Interest expense	1,915	-
Total other expense	1,915	-
Loss before provision for income taxes	(1,557,792)	(1,851,741)
Provision for income taxes	-	-
Net loss	$(1,557,792)	$(1,851,741)
Net loss per common share, basic and diluted	$(0.11)	$(0.25)
Weighted average number of common shares outstanding basic and diluted	14,233,223	7,353,094

The accompanying notes are an integral part of these financial statements.

F-3

EVAMEDIA CORP

(formerly EverythingAmped Corporation)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

			Additional		Total Stockholders’
	Common Stock		Paid-in	Accumulated	Equity
	No. of Shares	Value	Capital	Deficit	(Deficit)

Balance - December 31, 2017	5,022,491	$502	$736,795	$(691,277)	$46,020
Common shares issued for services at $0.45 per share	3,550,000	$355	$1,597,145	$-	$1,597,500
Net loss	-	-	-	(1,851,741)	(1,851,741)
Balance - December 31, 2018	8,572,491	$857	$2,333,940	$(2,543,018)	$(208,221)
Balance - December 31, 2019
Common shares issued for services at $0.036 per share	34,119,686	3,412	1,224,897	-	1,228,309
Common shares cancelled for non performance	(500,000)	(50)	-	-	(50)
Net loss	-	-	-	(1,557,792)	(1,557,792)
Balance - December 31, 2019	42,192,177	$4,219	$3,558,837	$(4,100,810)	$(537,754)

The accompanying notes are an integral part of these financial statements

F-4

EVAMEDIA CORP

(formerly EverythingAmped Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31, 2019	December 31, 2018
Cash Flows from operating activities:
Net loss	$(1,557,792)	$(1,851,741)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	35,152	35,152
Right-of-use operating lease asset	12,356
Common stock issued for services	1,228,309	1,597,500
Common stock cancelled	(50)	-
Change in assets and liabilities:
Accounts receivable	(655)	-
Prepaid expenses	(25,000)	-
Accounts payable and accrued expenses	260,851	219,089
Operating lease liability	(12,356)	-
Net cash used in operating activities	$(59,185)	-
Cash flow from investing activities:
Payment for website development costs	(20,000)	-
Net cash used in investing activities	$(20,000)	-
Cash flow from financing activities:
Proceeds from convertible note	82,000	-
Net cash provided by financing activities	$82,000	$-
Net change in cash	2,815	-
Cash at beginning of the period	-	-
Cash at end of the period	$2,815	$-
Cash paid during the period
Interest	$-	$-
Income tax	$-	$-

The accompanying notes are an integral part of these financial statements.

F-5

EVAMEDIA CORP (Formerly EverythingAmped Corporation)

Notes to the Financial Statements

For the Fiscal Year Ended December 31, 2019

NOTE 1. BUSINESS DESCRIPTION AND NATURE OF OPERATIONS

NATURE OF OPERATIONS

EvaMedia Corp (“the Company”) was incorporated on January 12, 2015, as Brown Grotto Acquisition Corporation, under the laws of the state of Delaware.

On September 15, 2015, the Company had a change in control by the redemption of 19,500,000 shares of the then outstanding 20,000,000 shares of common stock. The then-current officers and directors resigned, and David Boulette was named the Company’s sole officer and director. According to the change in control, the Company changed its name to EverythingAmped Corporation. On September 16, 2015, the Company issued 3,000,000 shares of common stock to Mr. Boulette. Effective April 28, 2017, the Company changed its name to EvaMedia Corp.

The Company has developed an automated and smart advertiser campaign management platform (‘Eva Platform’). The Eva Platform enables advertisers to buy advertising space on several digital channels to reach their desired audience. Based on our initial techno-feasibility study conducted by our senior management, we believe that ‘Eva Platform’ will include several advertising software modules to be a full-service and integrated digital advertising software.

Our typical customers are advertising agencies – one classified under SIC7319, which places advertising with media, but which perform no creative services (media buying service such as online traffic from Eva Media). We also deal with businesses (as described under NAICS 541810) organized to provide a full range of services (i.e., through in-house capabilities or subcontracting), including advice, creative services, account management, production of advertising material, media planning, and buying (i.e., placing advertising). The Company has prepared consolidated financial statements on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the ordinary business course.

The Company earns revenues from advertisers by signing purchase or insertion orders based on Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less, Version 3.0, as defined in 4’s/IAB. We intend to offer media companies and advertising agencies a standard for conducting business in a manner acceptable to both parties, based on such terms and conditions. This protocol, when incorporated into an insertion order, represents the Company and its customers’ common understanding for doing business. The Company may also sign additional documents to cover sponsorships and other arrangements involving content association or integration, and special production. The Company considers an insertion order with its customers, a binding contract with the customer, or other similar documentation reflecting the terms and conditions under which we provide products or services. As a result, the Company considers the insertion order to be persuasive evidence of an arrangement. Each insertion is specific to the customer and clearly defines each party’s fee schedule, duties, and responsibilities, and is governed by 4’s/IAB Version 3.0 for renewal and termination terms, confidentiality agreement, dispute resolution, and other clauses necessary for such agreement.

Board of Directors

The Company currently has three (3) directors.

F-6

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The summary of significant accounting policies presented below is designed to understand the Company’s financial statements. Such financial statements and accompanying notes are the Company’s management’s representations, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects. They have been consistently applied in preparing the accompanying financial statements. The Company did not earn any revenue from operations from inception to December 31, 2018. The Company generated $40,615 in revenue for the fiscal year ended December 31, 2019.

Financial Statement Preparation and Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and deposit at banking institutions and all highly liquid short-term investments with original maturities of 90 days or less. The Company had a cash balance of $2,815 and $0 as of December 31, 2019 and 2018, respectively.

Office Lease

As of December 31, 2019, the Company leases office space at 2626 25th Street Sarasota Fl 34234 from an unrelated party. The rental agreement continues for three years until January 14, 2021. The Company pays a monthly rent of $1,200. David Boulette, CEO of the Company, has made all the rent payments to the property owner. The Company has included the cumulative rent payments in General and Administrative Expenses. Upon expiration of the rental term, this lease shall automatically renew itself for successive one month periods unless modified by the parties. Effective May 21, 2020, the Company’s new corporate address will be 1800 Century Park East, Suite 600, Los Angeles, CA 90067.

Revenue Recognition

Our typical customers are advertising agencies – one classified under SIC7319, which places advertising with media, but which perform no creative services (media buying service such as online traffic from Evamedia). We also deal with businesses (as described under NAICS 541810) that are organized to provide a full range of services (i.e., through in-house capabilities or subcontracting), including advice, creative services, account management, production of advertising material, media planning, and buying (i.e., placing advertising).

The Company intends to earn revenues from advertisers by signing purchase or insertion orders based on Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less, Version 3.0, as defined in 4’s/IAB. Such terms and conditions are intended to offer media companies and advertising agencies a standard for conducting business in a manner acceptable to both parties. This protocol, when incorporated into an insertion order, represents the Company and its customers’ common understanding for doing business. The Company may also sign additional documents to cover sponsorships and other arrangements involving content association or integration, and special production. The Company considers an insertion order with its customers, a binding contract with the customer, or other similar documentation reflecting the terms and conditions under which products or services will be provided. As a result, the Company considers the insertion order to be persuasive evidence of an arrangement. Each insertion is specific to the customer and clearly defines each party’s fee schedule, duties, and responsibilities, and is governed by 4’s/IAB Version 3.0 for renewal and termination terms, confidentiality agreement, dispute resolution, and other clauses necessary for such agreement.

F-7

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

On January 1, 2018, the Company adopted ASU 2014-09 Revenue for insertion/purchase orders or contract(s) (from now on known as ‘contracts’) received from customers.

The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to receive in exchange for those goods or services as per the contract with the customer. As a result, the Company accounts for revenue contracts with customers by applying the requirements of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606), which includes the following steps:

●	Identify the contract(s), and subsequent amendments with the customer.
●	Identify all the performance obligations in the contract and subsequent amendments.
●	Determine the transaction price for completing performance obligations.
●	Allocate the transaction price to the performance obligations in the contract.
●	Recognize the revenue when, or as, the Company satisfies a performance obligation.

The Company adopted ASC 606 using the modified retrospective method applied to all contracts not completed as of January 1, 2018. The Company presents results for reporting periods beginning after January 1, 2018, under ASC 606 while prior period amounts are reported following legacy GAAP. In addition to the above guidelines, the Company also considers implementation guidance on warranties, customer options, licensing, and other topics. The Company takes into account revenue collectability, methods for measuring progress toward complete satisfaction of a performance obligation, warranties, customer options for additional goods or services, nonrefundable upfront fees, licensing, customer acceptance, and other relevant categories.

The Company accounts for a contract when the Company and the customer (‘parties’) have approved the contract and are committed to performing their respective obligations, where each party can identify their rights, obligations, and payment terms, the contract has commercial substance, and the Company will probably collect all of the consideration substantially. Revenue is recognized when performance obligations are satisfied by transferring control of the promised service to a customer. The Company fixes the transaction price for goods and services at contract inception. The Company’s standard payment terms are generally net 30 days and, in some cases, due upon receipt of the invoice.

The Company considers contract modification as a change in the scope or price (or both) of a contract that is approved by the parties. The parties describe contract modification as a change order, a variation, or an amendment. A contract modification exists when the parties to the contract approve a modification that either creates new or changes existing enforceable rights and obligations of the parties. The Company assumes a contract modification when approved in writing, by oral agreement, or implied by the customer’s customary business practice. If the parties to the contract have not approved a contract modification, the Company continues to apply the existing contract’s guidance until the contract modification is approved. The Company recognizes contract modification in various forms – including but not limited to partial termination, an extension of the contract term with a corresponding price increase, adding new goods and/or services to the contract, with or without a corresponding price change, and reducing the contract price without a change in goods or services promised.

F-8

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

For all its goods and services, at contract inception, the Company assesses the solutions or services, or bundles of solutions and services, obligated in the contract with a customer to identify each performance obligation within the contract, and then evaluate whether the performance obligations are capable of being distinct and distinct within the context of the contract. Solutions and services that are not both capable of being distinct and distinct within the context of the contract are combined and treated as a single performance obligation in determining the allocation and recognition of revenue. For multi-element transactions, the Company allocates the transaction price to each performance obligation on a relative stand-alone selling price basis. The Company determines the stand-alone selling price for each item at the inception of the transaction involving these multiple elements.

Performance Obligation	Types of Deliverables	When Performance Obligation is Typically Satisfied
Insertion Order for Online Advertising	The Company sets up the advertising campaign on EvaDSP demand-side platform and specifies types of ad (banner, search, video, etc.), place of the campaign (website, mobile, or ad networks), and target of the ads (demographics, interests, etc.).	The Company recognizes the consulting revenues when the customer receives services over the length of the contract. If the customer pays the Company in advance for these services, the Company records such payment as deferred revenue until the Company completes the services.

For purposes of determining the transaction price, the Company assumes that the goods or services promised in the existing contract will be transferred to the customer. The Company assumes that the contract will not be cancelled, renewed, or modified; therefore, the transaction price includes only those amounts to which the Company has rights under the present contract. For example, if the Company enters into a contract with a customer with an original term of one year and the Company expects the customer to renew for a second year, the Company would determine the transaction price based on the original one-year term. When determining the transaction price, the Company first identifies the fixed consideration, including non-refundable upfront payment amounts.

For purposes of allocating the transaction price, the Company allocates an amount that best represents consideration that the entity expects to receive for transferring each promised good or service to the customer. The Company allocates the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis to meet the allocation objective. In determining the standalone selling price, the Company uses the best evidence of the stand-alone selling price that the Company charges to similar customers in similar circumstances. In some cases, the Company uses the adjusted market assessment approach to determine the standalone selling price, where it evaluates the market in which it sells the goods or services and estimates the price that customers in that market would pay for those goods or services when sold separately.

The Company recognizes revenue when or as it transfers the promised goods or services in the contract. The Company considers the “transfers” the promised goods or services when the customer obtains control of the goods or services. The Company considers a customer “obtains control” of an asset when it can direct the use of, and obtain all the remaining benefits from, an asset substantially. The Company recognizes deferred revenue related to services it will deliver within one year as a current liability. The Company presents deferred revenue related to services that the Company will deliver more than one year into the future as a non-current liability.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality banking institutions. The Company did not have cash balances over the Federal Deposit Insurance Corporation limit as of December 31, 2019.

F-9

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Research and Development (R&D) Cost

The Company acknowledges that future benefits from research and development (R&D), including conducting techno-economic feasibility of its software, are uncertain, and R&D expenditures cannot be capitalized. The GAAP accounting standards require us to expense all research and development expenditures as incurred. For the fiscal year ended December 31, 2019 and 2018, the Company did not incur R&D cost.

Legal Proceedings

The Company discloses a loss contingency if there is at least a reasonable possibility that a material loss has incurred. The Company records its best estimate of loss related to pending legal proceedings when the loss is considered probable, and the amount can be reasonably estimated. Where the Company can reasonably estimate a range of loss with no best estimate in the range, the Company records the minimum estimated liability. As additional information becomes available, the Company assesses the potential liability related to pending legal proceedings and revises its estimates and updates its disclosures accordingly. The Company’s legal costs associated with defending itself are recorded to expense as incurred. The Company is currently not involved in any litigation.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment in accordance with FASB ASC 360, Property, Plant, and Equipment. Under the standard, long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount if and when the carrying value of the asset exceeds the fair value. On December 31, 2019, and December 31, 2018, there are no impairment charges.

Provision for Income Taxes

The provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the consolidated financial statement and income tax bases of assets and liabilities using the enacted tax rates applicable each year.

The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions (“tax contingencies”). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely to be realized upon ultimate settlement.

The Company considers many factors when evaluating and estimating its tax positions and tax benefits, requiring periodic adjustments, which may not accurately forecast actual outcomes. The Company includes interest and penalties related to tax contingencies in the provision of income taxes in the operations’ consolidated statements. Management of the Company does not expect the total amount of unrecognized tax benefits to change in the next 12 months significantly.

F-10

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Website and Software Development Costs

By ASC 985-20, Software development costs, including costs to develop software sold, leased, or otherwise marketed, that are incurred after the establishment of technological feasibility, are capitalized if significant. Capitalized software development costs are amortized using the straight-line amortization method over the application software’s estimated useful life. By the end of December 2018, the Company completed the activities (planning, designing, coding, and testing) necessary to establish that it can produce and meet the design specifications of the Eva Platform and its various components. The Company estimates the useful life of the software to be three (3) years.

The Company includes certain website and apps purchases as part of these capitalized costs. The capitalization of website costs is a significant portion of the total assets. The Company capitalizes significant costs incurred during the application development stage for internal-use software. The Company does not believe that the capitalization of software development costs is material to date.

The Company accounts for website development costs following Accounting Standards Codification 350-50 “Website Development Costs” (ASC 350-50). The Company capitalizes external website development costs (“website costs”), which primarily include:

●	third-party costs related to acquiring domains and developing applications,
●	as well as costs incurred to develop or acquire and customize code for web applications,
●	costs to develop HTML web pages or develop templates and
●	costs to create original graphics for the Website that included the design or layout of each page.

The Company also capitalizes costs incurred in the website application and infrastructure development; we account for such costs following ASC 350-50. The Company estimates the useful life of the website to be three (3) years.

During the fiscal year ended December 31, 2019, we have capitalized $20,000 on website development costs to develop the design, add new graphics, and write programming for the new and desired functionality to incorporate all the Evamedia Platform modules. The costs include coding and developing IT infrastructure, including developing a graphic user interface (GUI) and the back-end reporting and key metrics tracking system for customers. Once the Company launches a new or enhanced website, we will expense any additional costs to operate, support, and maintain the website.

Share-based compensation to employees and non-employees

The Company uses ASC 718 guidance for purposes of applying share-based compensation accounting to certain employees and non-employee individuals, such as outsourced employees, non-employee directors, and consultants performing management functions, are employees or nonemployees. The differences in the accounting for share-based payment awards granted to an employee versus a nonemployee relate to the measurement date and recognition requirements. The Company believes an employee is the one who has the right to exercise sufficient control to establish an employer-employee relationship based on common law, as illustrated in case law and currently under U.S. Internal Revenue Service (IRS) Revenue Ruling 87-41.

For the fiscal year ended December 31, 2019, the Company had issued 34,119,686 restricted common stock (‘securities’) valued at $0.036 per share or $1,228,309. For the fiscal year ended December 31, 2018, the Company had issued 3,550,000 restricted common stock (‘securities’) valued at $0.45 per share or $1,597,500. Under ASC 718, the Company has used the current share price as a valuation technique to estimate the share-based compensation’s fair value.

Restricted securities are securities acquired in unregistered, private sales from the Company or an affiliate of the Company. Our restricted require the owner to follow the U.S. Securities Exchange Commission guidelines as defined under Rule 144 - Selling Restricted and Control Securities. Restricted shares issued for consideration other than for goods or employee services, on the other hand, are fully paid for immediately. As a result, the Company has expensed these shares at the time of the contract. There is no vesting period for nonemployees.

Basic and Diluted Income (Loss) per Share

The Company follows ASC 260, Earnings Per Share, to account for earnings per share. Basic earnings per share (“EPS”) calculations are determined by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. As of December 31, 2019 and 2018, the Company had 14,223,223 and 7,353,094 basic and dilutive shares issued and outstanding, respectively. During the fiscal year ended December 31, 2019 and 2018, the Company had 2,097,875 and 0 stock options and warrants that would have been included in the fully diluted earnings per share, respectively. However, the common stock equivalents were not included in the computation of the loss per share computation because they are were anti-dilutive due to a net loss of $1,557,792 and $1,851,741, respectively.

F-11

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, including most industry-specific requirements. ASU 2014-09 establishes a five-step revenue recognition process in which an entity will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenues and cash flows from customers’ contracts. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which defers the effective date of ASU 2014-09 by one (1) year. The Company adopted ASC 606 using the modified retrospective method applied to all contracts not completed as of January 1, 2018. The Company presents results for reporting periods beginning after January 1, 2019, under ASC 606 while prior period amounts are reported following legacy GAAP. Refer to Note 2 Revenue from Major Contracts with Customers for further discussion on the Company’s accounting policies for revenue sources within the scope of ASC 606.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This standard’s amendments are effective for fiscal years beginning after December 15, 2018 for non-public companies. Early adoption of the amendments in this standard is permitted for all entities, and the Company must recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company evaluated the effect of this guidance on its consolidated financial statements and related disclosures. As a result, the Company elected the lease and non-lease components practical expedient, which allowed us to calculate the fixed payments’ present value without allocating lease and non-lease components. Adoption of the new standard resulted in recording operating lease right-of-use assets and operating lease liabilities of approximately $13,649 and $13,649, respectively, on our consolidated balance sheets as of December 31, 2019. The standard did not have a material impact on our consolidated statements of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force) and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 3 – GOING CONCERN

The Company has prepared consolidated financial statements on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the ordinary business course. At present, the Company has started to generate revenues and growing its operations with limited capital. As a result, substantial doubt about the Company’s ability to continue as a going concern for one year from these financial statements’ issuance. The company’s continuation as a going concern depends on its stockholders’ financial support, its ability to obtain necessary equity financing to continue operations.

At December 31, 2019, and December 31, 2018, the accumulated deficit was $4,100,810 and $2,543,018, respectively.

During the fiscal year ended December 31, 2019, and 2018, the Company incurred a net loss of $1,557,792 and $1,851,741, respectively.

Since its inception, the Company has sustained recurring losses, and negative cash flows from operations. As of December 31, 2019, the Company had $2,815 cash on hand. The Company believes that future cash flows may not be sufficient for the Company to meet its debt obligations as they become due in the ordinary business course for a foreseeable future. The Company continues to experience negative cash flows from operations and the ongoing requirement for substantial additional capital investment to develop its Eva Platform. The Company believes that it will need to raise significant additional capital to accomplish its growth plan over the next twelve months to twenty-four months. The Company expects to seek to obtain additional funding through private equity or public markets. However, there can be no assurance about the availability or terms upon which such financing and capital might be available.

The Company’s ability to continue as a going concern may depend on management’s plans’ success. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-12

NOTE 3 – GOING CONCERN (continued)

To the extent the Company’s operations are not sufficient to fund the Company’s capital requirements, the Company may attempt to enter into a revolving loan agreement with financial institutions or attempt to raise capital through the sale of additional capital stock issuance of debt.

The Company intends to continue its efforts to enhance its revenue from its diversified portfolio of technological solutions, become cash flow positive, and raise funds through private placement offering and debt financing. In the future, as the Company increases its customer base across the globe and there is acceptance of its Eva Platform, the Company intends to acquire long-lived assets that will provide a future economic benefit beyond fiscal 2019.

NOTE 4 – CAPITALIZED WEBSITE DEVELOPMENT COSTS

During the fiscal year ended December 31, 2019, and 2018, the estimated remaining weighted-average useful life of the Company’s capitalized software was three (3) years. The Company recognizes amortization expense for capitalized software on a straight-line basis.

On December 31, 2019, the gross capitalized software asset and the accumulated software amortization expenses were $125,450 and $96,531. As a result, the unamortized balance of capitalized software on December 31, 2019 was $28,919. On December 31, 2018, the gross capitalized software asset and the accumulated software amortization expenses were $105,450 and $61,379. As a result, the unamortized balance of capitalized software on December 31, 2018 was $44,071.

The Company has estimated aggregate amortization expense for each of the five succeeding fiscal years based on the estimated software asset’s lifespan of three (3) years.

Estimated Amortization Expense:

Fiscal year ended December 31, 2020	$17,978
Fiscal year ended December 31, 2021	$6,667
Fiscal year ended December 31, 2022	$4,274
Total	$28,919

NOTE 5– COMMITMENTS AND CONTINGENCIES

Office Facility and Other Operating Leases

The rental expense was $14,400 and $14,400 for the fiscal ended December 31, 2019, and 2018, respectively. Effective January 15, 2018, the Company entered into a rental agreement with an unrelated party. The rental agreement continues for three years until January 14, 2021. The Company pays a monthly rent of $1,200. David Boulette, CEO of the Company, has made all the rent payments to the property owner. The Company has included the cumulative rent payments in General and Administrative Expenses. Upon expiration of the rental term, this lease shall automatically renew itself for successive one month periods unless modified by the parties.

The following is a schedule showing the future minimum lease payments under operating leases by years and the minimum payments’ present value as of December 31, 2019.

2020	$13,649
Total Operating Lease Liabilities	13,649
Less: Amount representing interest	-
Present value of minimum lease payments	$13,649

On January 1, 2019, under the transition provisions of ASU 2016-02 (Topic 842), we adjusted the leased asset’s initial measurement related to the lease exit properties by $26,005, representing the carrying amount of the associated rental lease exit liability as of December 31, 2018.

Before January 1, 2019, we had one rental lease agreement where the value of the leased property and corresponding obligations were included in Accounts payable, in current liabilities, on our consolidated balance sheets as of December 31, 2018. As part of the adoption of Topic 842, these leases are included within the right-of-use asset and operating lease liabilities balances on our consolidated balance sheets as of December 31, 2019.

F-13

NOTE 5– COMMITMENTS AND CONTINGENCIES

Employment Agreement

The Company has not entered into a formalized employment agreement with its Chief Executive Officer (“CEO”) – David Boulette. From January 2018, the Company is paying an annual compensation of $80,000 to its CEO, paid in twelve equal installments each month, with increases, each succeeding year should the agreement be approved annually by the Company. There are also provisions for performance-based bonuses. The Company has not formalized these agreements. At December 30, 2019, the Company has accrued salary payable to the CEO equal to $160,000, included in Accounts Payable.

Current Liabilities

For the fiscal year ended December 31, 2019, the Company’s total current liabilities were $610,197 compared to $253,697 for the fiscal year ended December 31, 2018. The increase in current liabilities by $ 356,500 is mainly due to accrued unpaid payroll liabilities, payment to the vendor for EvaPlatform development, and office expenses paid by David Boulette.

Pending Litigation

Management is unaware of any actions, suits, investigations or proceedings (public or private) pending against or threatened against or affecting any of the assets or any affiliate of the Company.

NOTE 6 – NOTES PAYABLE – RELATED PARTY

On July 31, 2019, the Company issued and promised to pay a convertible note (“2019 Hottest Media Note”) to Hottest Media LLC (“Note Holder”) for the principal sum of Eighty-Two Thousand and 00/100 Dollars ($82,000) on July 31, 2020 (the “Maturity Date”). The Hottest Media LLC is owned by Carolina Ramos, who is the wife of the CEO of the Company.

Hottest Media Note Summary

Date of Note:	07/31/2019
Original Amount of Note:	$82,000
Outstanding Principal Balance:	$82,000
Maturity Date(1):	07/31/2020
Interest Rate:	6%
Date to which interest has been paid:	Accrued
Conversion Rate:	$0.04
Floor Conversion Price:	$0.02

The Company will pay the outstanding principal amount of this Note, together with interest at 6% per annum, in cash on the Maturity Date to this Note’s registered holder. In the event the Company does not make, when due, any payment of principal or interest required to be made, the Company will pay, on-demand, interest on the amount of any overdue payment of principal or interest for the period following the due date of such payment, at a rate of ten percent (10%) per annum. The initial conversion rate will be $0.04 per share or 2,050,000 shares if Hottest converts the entire Note, subject to adjustments in certain events as set forth below. Suppose the fair market value of the Company’s common stock is less than $0.04 per share. In that case, the conversion price shall be discounted by 30%, but in no event will the conversion price be less than $0.02 per share with a maximum of 4,100,000 shares if the Note Holder converts the entire Note subject to adjustments in certain events. The Company will not issue any fractional Share or scrip representing a fractional Share upon conversion of the Notes. There is no beneficial conversion feature that arises as the conversion price of 2019 Hottest Media Note is above the per share fair value of the Company’s stock into which it is convertible.

F-14

NOTE 7 – STOCKHOLDERS’ DEFICIT

Authorized Shares

As of December 31, 2019, the Company is authorized to issue 100,000,000 shares of common stock at par value $0.0001 and 20,000,000 shares of preferred stock at par value $0.0001. As of December 31, 2019, the Company had 42,192,177 shares of common stock, and no preferred stock was issued and outstanding.

Common stock issued during 2019

In January 2019, the Company issued 690,000 restricted common shares for professional services to two consultants valued at $24,840.

In February 2019, the Company issued 345,000 restricted common shares for professional services to one consultant valued at $12,420.

In May 2019, the Company issued 575,000 restricted common shares for professional services to one consultant valued at $20,700.

In June 2019, the Company issued 1,675,000 restricted common shares for professional services to three consultants valued at $60,300.

Effective September 2019, the Company cancelled 500,000 shares issued to former officers for non-performance of consulting services valued at $50.

In October 2019, the Company issued 7,434,686 restricted common shares for professional services to four consultants valued at $267,649.

In November 2019, the Company issued 10,400,000 restricted common shares for professional services to nineteen consultants valued at $374,400.

In December 2019, the Company issued 13,000,000 restricted common shares for professional services to three consultants and an officer valued at $468,000.

F-15

NOTE 7 – STOCKHOLDERS’ DEFICIT (continued)

Common stock issued during 2018

In January 2018, the Company issued 715,000 restricted common shares for professional services to three consultants valued at $321,750.

In February 2018, the Company issued 545,000 restricted common shares for professional services to two consultants valued at $245,250.

In April 2018, the Company issued 920,000 restricted common shares for professional services to three consultants valued at $414,000.

In June 2018, the Company issued 680,000 restricted common shares for professional services to two consultants valued at $306,000.

In October 2018, the Company issued 345,000 restricted common shares for professional services to two consultants valued at $155,250.

In November 2018, the Company issued 345,000 restricted common shares for professional services to two consultants valued at $155,250.

F-16

NOTE 8 – INCOME TAXES

Income taxes are calculated using the asset and liability method of accounting. Deferred income taxes are computed by multiplying statutory rates applicable to estimated future year differences between the financial statement and tax basis carrying amounts of assets and liabilities.

The income tax provision is summarized as follows:

	2019	2018
Federal corporate income tax rate	21%	21%
State corporate income tax rate	0%	0%
Total corporate income tax rate	21%	21%

The significant component of the deferred tax assets and liabilities are as follows:

	December 31, 2019	December 31, 2018
Net operating loss carry forwards	173,285	111,476
Stock issued for services	754,070	496,125
Depreciation and amortization	23,681	16,299
Tax rate change	-	-
Valuation allowance	(951,036)	(623,900)
Total	-	-

Tax at statutory rate (21%)	(327,136)	(388,866)
State tax benefit, net of federal tax effect	-	-
Change in valuation allowance	327,136	388,866
Total	-	-

For the fiscal year ended 2019 and 2018, the Company had cumulative net operating losses of $949,668 and $622,531, respectively, which are available for carry-forward to offset future taxable income, which begins to expire in 2035. The Company has made determinations to provide full valuation allowances for our net deferred tax assets at the end of 2019, and 2018, including NOL carryforwards generated during the years. Based on its evaluation of positive and negative evidence, including our history of operating losses and the uncertainty of generating future taxable income, we would be able to realize our deferred tax assets.

On December 22, 2017, the United States President signed into law the Tax Cuts and Jobs Act (the “Act”). The Act amends the Internal Revenue Code to reduce tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Act reduces the corporate federal tax rate from a maximum of 35% to a 21% rate. The rate reduction will be taking effect on January 1, 2018. Therefore, we have applied the tax rate of 21% to the ending balance of federal deferred tax assets. Because we provided a full valuation allowance against our net deferred tax assets, the Company has not recorded any tax impact due to the tax rate change.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences become deductible.

Based on the available objective evidence, management believes it is more likely than not that the net deferred tax assets will not be fully realizable at December 31, 2019. Accordingly, management has maintained a full valuation allowance against its net deferred tax assets at December 31, 2019. The net change in the total valuation allowance for the 12 months ended December 31, 2019 was a decrease of $61,729. At December 31, 2019 and 2018, we had federal and state net operating loss carry-forwards of approximately $327,136 and $388,866, respectively, expiring beginning in 2037 for federal and 2037 for the state.

F-17

NOTE 8 – INCOME TAXES (continued)

For the years ended December 31, 2019 and December 31, 2018, the Company analyzed its ASC 740 position and had not identified any uncertain tax positions as defined under ASC 740. Should such position be determined in the future and should the Company owe interest and penalties, these would be recognized as interest expense and other expense, respectively, in the consolidated financial statements.

The Company has identified the United States Federal tax returns as its “major” tax jurisdiction. The United States Federal return for the year 2019, and 2018 has been submitted and accepted by the United States Internal Revenue Service. The Company is not subject to tax examination by authorities in the United States before the years 2015. The Delaware State Tax return for the year 2019 and 2018 has been submitted and accepted by Delaware State Franchise Tax Board. Currently, the Company does not have any ongoing tax examinations.

The Company does not have any foreign tax expenses and liabilities as of December 31, 2019, and 2018.

NOTE 9. OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements, including arrangements that would affect our liquidity, capital resources, market risk support, and credit risk support or other benefits.

F-18

NOTE 10. RELATED PARTY TRANSACTIONS

Due to related party represents unsecured advances made by David Boulette, the Company’s CEO, for operating expenses on behalf of the Company such as payment of rent, professional fees, and other operating expenses. The expenses were paid for on behalf of the Company and are due upon demand. The Company is currently not being charged interest under these advances. The total amount owed to Mr. Boulette for the fiscal year ended December 31, 2019, and 2018 is $88,466 and $72,030, respectively. The amount does not include payroll owed to Mr. Boulette.

Effective March 1, 2018, the Company appointed Carolina Ventura Ramos as the Company’s Marketing Director with an annual salary of $50,000. Ms. Ramos is the Wife of David Boulette, who is the CEO and Director of the Company.

On June 22, 2018, subject to the Consulting Agreement’s terms and conditions, the Company issued 345,000 shares to Carolina Ventura Ramos for services valued at $0.45 per share or $155,250. Ms. Ramos is the Wife of David Boulette, who is the CEO and Director of the Company.

On February 2, 2019, subject to the Consulting Agreement’s terms and conditions, the Company issued 345,000 shares to Melanie Boulette for services valued at $0.036 per share or $12,420. Ms. Boulette is the Sister of David Boulette, who is the CEO and Director of the Company.

On January 20, 2019, the Company issued 345,000 shares to Hottest Media LLC for services valued at $0.036 per share or $12,420.

For the fiscal year ended December 31, 2019, the Company generated $26,000 in revenue from Hottest Media LLC, which is owned by Carolina Ramos, who is the wife of the CEO of the Company.

See Note 6 regarding 2019 Hottest Media Note.

NOTE 11 – SUBSEQUENT EVENTS

Following ASC 855 “Subsequent Events,” Company management reviewed all material events through the date this report was issued, and no subsequent events took place, except as follows:

On January 01, 2020, the Company issued and promised to pay a convertible note (“2020 Hottest Media Note”) to Hottest Media LLC (“ Note Holder”) for the principal sum of Fifty Thousand and 00/100 Dollars ($50,000) on December 31, 2020 (the “Maturity Date”). The Hottest Media LLC is owned by Carolina Ramos, who is the wife of the CEO of the Company. The Company will pay the outstanding principal amount of this Note, together with interest at 6% per annum, in cash on the Maturity Date to this Note’s registered holder. In the event the Company does not make, when due, any payment of principal or interest required to be made, the Company will pay, on-demand, interest on the amount of any overdue payment of principal or interest for the period following the due date of such payment, at a rate of ten percent (10%) per annum. The initial conversion rate will be $0.04 per share or 1,250,000 shares if Hottest converts the entire Note.

SBA Loan – Paycheck Protection Program

On April 24, 2020, the Company received proceeds of Forty-Thousand Eight Hundred and Thirty-Two ($40,832) from the Promissory Note (“PPP Note”) under the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The funding of the PPP Note is conditioned upon approval of the Company’s application by the Small Business Administration (SBA) and JPMorgan Chase Bank (“Bank”) receiving confirmation from the SBA that the Bank may proceed with the PPP Note. Suppose the SBA does not confirm the PPP Note’s forgiveness or only partly confirms the PPP Note’s forgiveness, or the Company fails to apply for PPP Note forgiveness. In that case, the Company will be obligated to repay to the Bank the total outstanding balance remaining due under the PPP Note, including principal and interest (the “PPP Note Balance”). In such case, Bank will establish the terms for repayment of the PPP Note Balance in a separate letter to be provided to the Company, which letter will set forth the PPP Note Balance, the amount of each monthly payment, the interest rate (not above a fixed rate of one percent (1.00%) per annum), the term of the PPP Note, and the maturity date of two (2) years from the funding date of the PPP Note. No principal or interest payments will be due before the Deferment Period, six months from April 24, 2020.

Effective May 21, 2020, the Company’s new corporate address will be 1800 Century Park East, Suite 600, Los Angeles, CA 90067. The rental agreement continues on a month-to-month basis, with termination notice no less than one month’s notice from the 1st day of any calendar month. The monthly rent is $209.

F-19

For the Six Months Ended June 30, 2020 and 2019

EVAMEDIA CORP

(Formerly known as EverythingAmped Corporation)

F-20

EVAMEDIA CORP

(Formerly known as EverythingAmped Corporation)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash	$2,765	$2,815
Accounts receivable	83,242	655
Other current assets	26,405	26,405
Total Current assets	112,412	29,875
Capitalized website development costs, net	23,829	28,919
Operating lease right-of-use assets	-	13,649
Total assets	$136,241	$72,443
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$544,784	$424,167
Due to officer – related party	93,074	88,466
Operating lease liabilities	-	13,649
Convertible notes payable - related party	141,600	82,000
Accrued interest - related party	5,875	1,915
Loans payable – SBA – short term	18,072	-
Total Current liabilities	803,405	610,197
Loans payable – SBA – long term	22,760	-
Total liabilities	$826,165	610,197
Commitments and Contingencies (Note 5)	-	-
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 20,000,000 shares authorized; none issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	-	-
Common stock, par value $0.0001, 200,000,000 shares authorized; 42,192,177 and 42,192,177 shares issued and outstanding, as of June 30, 2020 and December 31, 2019	4,219	4,219
Additional paid-in capital	3,558,837	3,558,837
Accumulated deficit	(4,252,980)	(4,100,810)
Total stockholders’ deficit	(689,924)	(537,754)
Total liabilities and stockholders’ deficit	$136,241	$72,443

See accompanying notes to the condensed financial statements

F-21

EVAMEDIA CORP

(Formerly known as EverythingAmped Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Six Months Ended
	June 30, 2020	June 30, 2019

Revenues
Sales from related party	$29,500	$26,000
Sales from customers	70,634	13,960
Total revenue	100,134	39,960
Operating expenses
Professional fees	66,665	128,260
Media traffic purchase	40,103	-
General and administrative	125,706	117,986
Amortization	15,090	17,576
Total operating expenses	247,564	263,822
Operating loss	(147,430)	(223,862)
Other income (expense)	(3,960)	-
Total other expense	(3,960)	-
Loss before provision for income taxes	(151,390)	(223,862)
Provision for income taxes	780	-
Net loss	$(152,170)	$(223,862)
Net loss per common share, basic and diluted	$(0.00)	$(0.02)
Weighted average number of common shares outstanding basic and diluted	42,192,177	9,731,055

See accompanying notes to the condensed financial statements

F-22

EVAMEDIA CORP

(Formerly known as EverythingAmped Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(UNAUDITED)

					Total
			Additional		Stockholders’
	Common Stock		Paid-in	Accumulated	Equity
	No. of Shares	Value	Capital	Deficit	(Deficit)

For the Six Months Ended June 30, 2020
Balance - December 31, 2019	42,192,177	$4,219	$3,558,837	$(4,100,810)	$(537,754)
Net loss	-	-	-	(152,170)	(152,170)
Balance - June 30, 2020	42,192,177	$4,219	$3,558,837	$(4,252,980)	$(689,924)

For the Six Months Ended June 30, 2019
Balance - December 31, 2018	8,572,491	$857	$2,333,940	$(2,543,018)	$(208,221)
Common shares issued for services at $0.036 per share	3,285,000	329	117,932	-	118,260
Net loss	-	-	-	(223,862)	(223,862)
Balance - June 30, 2019	11,857,491	$1,186	$2,451,871	$(2,766,880)	$(313,823)

See accompanying notes to the condensed financial statements

F-23

EVAMEDIA CORP

(Formerly known as EverythingAmped Corporation)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30, 2020	June 30, 2019
Cash Flows from operating activities:
Net loss	$(152,170)	$(223,862)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	15,090	17,576
Amortization of right-of-use operating lease asset	13,649	19,981
Common stock issued for services	-	118,260
Prepaid expenses	-	(25,000)
Change in assets and liabilities:
Accounts receivable	(82,587)	-
Accounts payable and accrued expenses	129,185	118,486
Operating lease liability	(13,649)	(19,981)
Net cash used in operating activities	$(90,482)	$5,460
Cash flow from investing activities:
Payment for website development costs	(10,000)	-
Net cash used in investing activities	$(10,000)	$-
Cash flow from financing activities:
Proceeds from convertible note - related party	59,600	-
Proceeds from loans payable – SBA	40,832
Net cash provided by financing activities	$100,432	$-
Net change in cash	(50)	5,460
Cash at beginning of the period	2,815	-
Cash at end of the period	$2,765	$5,460
Cash paid during the period	-	-
Interest	$-	$-
Income tax	$-	$-

See accompanying notes to the condensed financial statements

F-24

EVAMEDIA CORP

(Formerly EverythingAmped Corporation)

Notes to the Condensed Financial Statements

For the Quarter Ended June 30, 2020

NOTE 1. BUSINESS DESCRIPTION AND NATURE OF OPERATIONS

NATURE OF OPERATIONS

EvaMedia Corp (“the Company”) was incorporated on January 12, 2015, as Brown Grotto Acquisition Corporation, under the laws of the state of Delaware.

On September 15, 2015, the Company had a change in control by the redemption of 19,500,000 shares of the then outstanding 20,000,000 shares of common stock. The then-current officers and directors resigned, and David Boulette was named the Company’s sole officer and director. Pursuant to the change in control, the Company changed its name to EverythingAmped Corporation. On September 16, 2015, the Company issued 3,000,000 shares of common stock to Mr. Boulette. Effective April 28, 2017, the Company changed its name to EvaMedia Corp.

Eva Media is a technology company developing an automated and smart advertiser campaign management platform (‘Eva Platform’). Our platform shall enable advertisers (‘customers, clients’) to buy advertising space on several digital channels to reach their desired audience. Our technology intends to address the needs of markets in which high volume advertisers want automated advertising purchases to have high conversion rates. We are focused on data-driven marketing and cross-channel measurement, which is critical to businesses looking to optimize their marketing budget and reach audiences across all of their integrated advertising efforts.

Our clients (buyers) are primarily the advertising agencies and other service providers for advertisers, with whom we enter into purchase or insertion orders based on Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less, Version 3.0, as defined in 4’s/IAB. These agreements are collectively known as master services agreements (“MSAs”). We refer to the total volume of spending between buyers and sellers on our platform as Ad Spend.

We act as the Principal in certain MSAs, where the client gives us the budget to create an end-to-end marketing campaign. As a result, the Company reports the revenue on a gross (Ad Spend) basis when acting as a Principal for the platform’s amount. In other scenarios, we act as the Agent, where we generate revenue by charging our clients a platform fee based on a percentage of a client’s total spend (Ad Spend) on the purchase of the advertising from the Advertising Inventory Supplier (seller). We keep a percentage of that advertising spend as a fee and remit the remainder to the seller. The fee that we retain from the gross advertising spend on our platform is recognized as revenue. We base the fee earned on each transaction on the pre-existing agreement we have with the seller and the winning bid’s clearing price.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

These interim condensed financial statements are unaudited and prepared by the Company according to generally accepted accounting principles in the United States of America (GAAP) and with the SEC’s instructions to Form 10-Q and Rule 10-01 of Regulation S-X (17 CFR Part 210).

The preparation of interim condensed financial statements requires management to make assumptions and estimates that impact the amounts reported. In management’s opinion, these interim condensed financial statements reflect all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the Company’s results of operations, financial position, and cash flows for the interim periods ended June 30, 2020 and 2019.

Financial Statement Preparation and Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses the reporting periods. Actual results could differ from those estimates.

F-25

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and deposit at banking institutions and all highly liquid short-term investments with original maturities of 90 days or less. The Company had $2,765 of cash as of June 30, 2020.

Office Lease

In January 2018, the Company leased office space at 2626 25th Street Sarasota Fl 34234 (“Florida Lease”) from an unrelated party. The rental agreement continues for three years until January 14, 2021. The Company pays a monthly rent of $1,200. David Boulette, CEO of the Company, has made all the rent payments to the property owner. The Company has included the cumulative rent payments in General and Administrative Expenses. Upon expiration of the rental term, this lease shall automatically renew itself for successive one-month periods unless modified by the parties. The Company terminated the Florida Lease on May 31, 2020. As the Florida Lease is terminated in its entirety and without any penalties, for the period ending June 30, 2020, there is no remaining lease liability or right-of-use asset.

Effective May 21, 2020, the Company’s new corporate address will be 1800 Century Park East, Suite 600, Los Angeles, CA 90067 (“California Lease”). The Company has signed the California Lease on a month to month basis where the Company is entitled to use the office and conference space on an as-needed only basis. The new lease payment is $214 per month, included in the General and Administrative expenses.

Revenue Recognition

Our typical customers are advertising agencies – one classified under SIC7319, which places advertising with media, but which perform no creative services (media buying service such as online traffic from Evamedia). We also deal with businesses (as described under NAICS 541810) that are organized to provide a full range of services (i.e., through in-house capabilities or subcontracting), including advice, creative services, account management, production of advertising material, media planning, and buying (i.e., placing advertising).

The Company earns revenues from advertisers by signing purchase or insertion orders based on Standard Terms and Conditions for Internet Advertising for Media Buys One Year or Less, Version 3.0, as defined in the American Association of Advertising Agencies/Interactive Advertising Bureau (4’s/IAB). Such terms and conditions are intended to offer media companies and advertising agencies a standard for conducting business in a manner acceptable to both parties. This protocol, when incorporated into an insertion order, represents the Company and its customers’ common understanding for doing business. The Company may also sign additional documents to cover sponsorships and other arrangements involving content association or integration, and special production. The Company considers an insertion order with its customers, a binding contract with the customer, or other similar documentation reflecting the terms and conditions under which products or services will be provided. As a result, the Company considers the insertion order to be persuasive evidence of an arrangement. Each insertion is specific to the customer and clearly defines each party’s fee schedule, duties, and responsibilities, and is governed by 4’s/IAB Version 3.0 for renewal and termination terms, confidentiality agreement, dispute resolution, and other clauses necessary for such agreement.

On January 1, 2018, the Company adopted ASU 2014-09 Revenue from contracts with customers.

The Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services as per the contract with the customer. As a result, the Company accounts for revenue contracts with customers by applying the requirements of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (Topic 606), which includes the following steps:

●	Identify the contract(s), and subsequent amendments with the customer.
●	Identify all the performance obligations in the contract and subsequent amendments.
●	Determine the transaction price for completing performance obligations.
●	Allocate the transaction price to the performance obligations in the contract.
●	Recognize the revenue when, or as, the Company satisfies a performance obligation.

F-26

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company adopted ASC 606 using the modified retrospective method applied to all contracts not completed as of January 1, 2018. The Company presents results for reporting periods beginning after January 1, 2018, under ASC 606 while prior period amounts are reported following legacy GAAP. In addition to the above guidelines, the Company also considers implementation guidance on warranties, customer options, licensing, and other topics. The Company takes into account revenue collectability, methods for measuring progress toward complete satisfaction of a performance obligation, warranties, customer options for additional goods or services, non-refundable upfront fees, licensing, customer acceptance, and other relevant categories.

The Company accounts for a contract when the Company and the customer (‘parties’) have approved the contract and are committed to performing their respective obligations, where each party can identify their rights, obligations, and payment terms, the contract has commercial substance, and the Company will probably collect all of the consideration substantially. Revenue is recognized when performance obligations are satisfied by transferring control of the promised service to a customer. The Company fixes the transaction price for goods and services at contract inception. The Company’s standard payment terms are generally net 30 days and, in some cases, due upon receipt of the invoice.

The Company considers contract modification as a change in the scope or price (or both) of a contract that is approved by the parties. The parties describe contract modification as a change order, a variation, or an amendment. A contract modification exists when the parties to the contract approve a modification that either creates new or changes existing enforceable rights and obligations of the parties to the contract. The Company assumes a contract modification when approved in writing, by oral agreement, or implied by the customer’s customary business practice. If the parties to the contract have not approved a contract modification, the Company continues to apply the existing contract’s guidance until the contract modification is approved. The Company recognizes contract modification in various forms – including but not limited to partial termination, an extension of the contract term with a corresponding price increase, adding new goods and services to the contract, with or without a corresponding price change, and reducing the contract price without a change in goods or services promised.

For all its goods and services, at contract inception, the Company assesses the solutions or services, or bundles of solutions and services, obligated in the contract with a customer to identify each performance obligation within the contract, and then evaluate whether the performance obligations are capable of being distinct and distinct within the context of the contract. Solutions and services that are not both capable of being distinct and distinct within the context of the contract are combined and treated as a single performance obligation in determining the allocation and recognition of revenue. For multi-element transactions, the Company allocates the transaction price to each performance obligation on a relative standalone selling price basis. The Company determines the standalone selling price for each item at the inception of the transaction involving these multiple elements.

Performance Obligation	Types of Deliverables	When Performance Obligation is Typically Satisfied
Insertion Order for Online Advertising	The Company sets up the advertising campaign on EvaDSP demand-side platform. It specifies types of ad (banner, search, video, etc.), place of the campaign (website, mobile, or ad networks), and target of the ads (demographics, interests, etc.).	The Company recognizes the consulting revenues when the customer receives services over the length of the contract. If the customer pays the Company in advance for these services, the Company records such payment as deferred revenue until the Company completes the services.

F-27

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

For purposes of determining the transaction price, the Company assumes that the goods or services promised in the existing contract will be transferred to the customer. The Company assumes that the contract will not be cancelled, renewed, or modified; therefore, the transaction price includes only those amounts to which the Company has rights under the present contract. For example, if the Company enters into a contract with a customer with an original term of one year and the Company expects the customer to renew for a second year, the Company would determine the transaction price based on the original one-year term. When determining the transaction price, the Company first identifies the fixed consideration, including any non-refundable upfront payment amounts.

For purposes of allocating the transaction price, the Company allocates an amount that best represents consideration that the entity expects to receive for transferring each promised good or service to the customer. The Company allocates the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis to meet the allocation objective. In determining the standalone selling price, the Company uses the best evidence of the standalone selling price that the Company charges to similar customers in similar circumstances. In some cases, the Company uses the adjusted market assessment approach to determine the standalone selling price, where it evaluates the market in which it sells the goods or services and estimates the price that customers in that market would pay for those goods or services when sold separately.

The Company recognizes revenue when or as it transfers the promised goods or services in the contract. The Company considers the “transfers” the promised goods or services when the customer obtains control of the goods or services. The Company considers a customer “obtains control” of an asset when it can direct the use of, and obtain all the remaining benefits from, an asset substantially. The Company recognizes deferred revenue related to services it will deliver within one year as a current liability. The Company presents deferred revenue related to services that the Company will deliver more than one year into the future as a non-current liability.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high-quality banking institutions. The Company did not have cash balances over the Federal Deposit Insurance Corporation limit as of June 30, 2020.

Research and Development (R&D) Cost

The Company acknowledges that future benefits from research and development (R&D), including conducting techno-economic feasibility of its software, are uncertain, and R&D expenditures cannot be capitalized. The GAAP accounting standards require us to expense all research and development expenditures as incurred. For the six months ended June 30, 2020 and 2019, the Company did not incur R&D cost.

Legal Proceedings

The Company discloses a loss contingency if there is at least a reasonable possibility that a material loss has incurred. The Company records its best estimate of loss related to pending legal proceedings when the loss is considered probable, and the amount can be reasonably estimated. Where the Company can reasonably estimate a range of loss with no best estimate in the range, the Company records the minimum estimated liability. As additional information becomes available, the Company assesses the potential liability related to pending legal proceedings and revises its estimates and updates its disclosures accordingly. The Company’s legal costs associated with defending itself are recorded to expense as incurred. The Company is currently not involved in any litigation.

F-28

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment in accordance with FASB ASC 360, Property, Plant, and Equipment. Under the standard, long-lived assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount if and when the carrying value of the asset exceeds the fair value. For the six months ended June 30, 2020 and 2019, there are no impairment charges.

Provision for Income Taxes

The provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the consolidated financial statement and income tax bases of assets and liabilities using the enacted tax rates that are applicable in each year.

The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions (“tax contingencies”). The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely to be realized upon ultimate settlement.

The Company considers many factors when evaluating and estimating its tax positions and tax benefits, requiring periodic adjustments, which may not accurately forecast actual outcomes. The Company includes interest and penalties related to tax contingencies in the provision of income taxes in the condensed consolidated operations statements. Management of the Company does not expect the total amount of unrecognized tax benefits to change in the next 12 months significantly.

Website and Software Development Costs

By ASC 985-20, Software development costs, including costs to develop software sold, leased, or otherwise marketed, that are incurred after the establishment of technological feasibility, are capitalized if significant. Capitalized software development costs are amortized using the straight-line amortization method over the application software’s estimated useful life. By the end of December 2018, the Company completed the activities (planning, designing, coding, and testing) necessary to establish that it can produce and meet the design specifications of the Eva Platform and its various components. The Company estimates the useful life of the software to be three (3) years.

The Company includes certain website and apps purchases as part of these capitalized costs. The capitalization of website costs is a significant portion of the total assets.

The Company capitalizes significant costs incurred during the application development stage for internal-use software.

F-29

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Share-based compensation to employees and non-employees

The Company uses ASC 718 guidance for purposes of applying share-based compensation accounting to certain employees and non-employee individuals, such as outsourced employees, non-employee directors, and consultants performing management functions, are employees or non-employees. The differences in the accounting for share-based payment awards granted to an employee versus a non-employee relate to the measurement date and recognition requirements. The Company believes an employee is the one who has the right to exercise sufficient control to establish an employer-employee relationship based on common law, as illustrated in case law and currently under US Internal Revenue Service (IRS) Revenue Ruling 87-41.

The Company did not issue any shares for the six months ended June 30, 2020. For the six months ended June 30, 2019, the Company had issued 3,285,000 restricted common stock (‘securities’) for services valued at $0.036 per share or $118,260. Under ASC 718, the Company has used the current share price as a valuation technique to estimate the share-based compensation’s fair value.

Restricted securities are securities acquired in unregistered, private sales from the Company or an affiliate of the Company. Our restricted require the owner to follow the US Securities Exchange Commission guidelines as defined under Rule 144 - Selling Restricted and Control Securities. Restricted shares issued for consideration other than for goods or employee services, on the other hand, are fully paid for immediately. As a result, the Company has expensed these shares at the time of the contract. There is no vesting period for non-employees.

Basic and Diluted Income (Loss) per Share

The Company follows ASC 260, Earnings Per Share, to account for earnings per share. We have based the computation of basic earnings per share of common stock on the weighted average number of shares outstanding during the periods presented. The computation of fully diluted earnings per share includes common stock equivalents outstanding at the balance sheet date. The Company had 3,686,875 and 0 stock options and warrants that would have been included in the fully diluted earnings per share as of June 30, 2020 and June 30, 2019, respectively. However, the common stock equivalents were not included in the computation of the loss per share computation because they are anti-dilutive.

Recent Accounting Pronouncements

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force) and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

F-30

NOTE 3 – GOING CONCERN

The Company has prepared consolidated financial statements on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the business’s normal course. The Company has started growing its operations with limited capital; as a result, there is substantial doubt about the Company’s ability to continue as a going concern for the next twelve months. The company’s continuation as a going concern depends on financial support from its stockholders, its ability to obtain necessary equity financing to continue operations. At June 30, 2020, and December 31, 2019, the accumulated deficit was $4,252,980 and $4,100,810 respectively.

During the six months ended June 30, 2020 and 2019, the Company incurred a net loss of $152,170 and $223,862, respectively.

Since its inception, the Company has sustained recurring losses, and negative cash flows from operations. As of June 30, 2020, the Company had $2,765 cash on hand. The Company believes that future cash flows may not be sufficient for the Company to meet its debt obligations as they become due in the ordinary business course for a foreseeable future. The Company continues to experience negative cash flows from operations and the ongoing requirement for substantial additional capital investment for the development of its Eva Platform. The Company believes that it will need to raise significant additional capital to accomplish its growth plan over the next twelve months to twenty-four months. The Company expects to seek to obtain additional funding through private equity or public markets. However, there can be no assurance about the availability or terms upon which such financing and capital might be available.

The Company’s ability to continue as a going concern may depend on the success of management’s plans. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

To the extent the Company’s operations are not sufficient to fund the Company’s capital requirements, the Company may attempt to enter into a revolving loan agreement with financial institutions or attempt to raise capital through the sale of additional capital stock or the issuance of debt.

The Company intends to continue its efforts to enhance its revenue from its diversified portfolio of technological solutions, become cash flow positive, and raise funds through private placement offering and debt financing. In the future, as the Company increases its customer base across the globe and there is acceptance of its Eva Platform, the Company intends to acquire long-lived assets that will provide a future economic benefit beyond fiscal 2020.

F-31

NOTE 4 – CAPITALIZED WEBSITE AND SOFTWARE COSTS

During the period ended June 30, 2020 and 2019, the estimated remaining weighted-average useful life of the Company’s capitalized software was three (3) years. The Company recognizes amortization expense for capitalized software on a straight-line basis.

At June 30, 2020, the gross capitalized software asset and the accumulated software amortization expenses were $135,450 and $111,621, respectively. As a result, the unamortized balance of capitalized software on June 30, 2020 was $23,829. At December 31, 2019, the gross capitalized software asset, and the accumulated software amortization expenses were $125,450 and $96,531, respectively. As a result, the unamortized balance of capitalized software on December 31, 2019 was $28,919.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Office Facility and Other Operating Leases

The rental expense was $6,888 and $7,200 for the six months ended June 30, 2020, and 2019, respectively. Effective January 15, 2018, the Company entered into a rental agreement with an unrelated party, known as the Florida Lease. The rental agreement continued until May 31, 2020. The Company paid a monthly rent of $1,200, which is included in the General and Administrative Expenses. David Boulette, CEO of the Company, has made all the rent payments to the property owner. As the Florida Lease is terminated in its entirety and without any penalties, for the period ending June 30, 2020, there is no remaining lease liability or right-of-use asset.

On January 1, 2019, under the transition provisions of ASU 2016-02 (Topic 842), we adjusted the initial measurement of the leased asset related to the lease exit properties by $26,005, which represents the carrying amount of the associated rental lease exit liability as of December 31, 2018. Prior to January 1, 2019, we had one rental lease agreement where the value of the leased property and corresponding obligations were included in Accounts payable, in current liabilities, on our consolidated balance sheets as of December 31, 2018.

Effective May 21, 2020, the Company’s new corporate address will be 1800 Century Park East, Suite 600, Los Angeles, CA 90067 (“California Lease”). The Company has signed the California Lease on a month to month basis where the Company is entitled to use the office and conference space as on need basis. The new lease payment is $214 per month, included in the General and Administrative expenses.

Employment Agreement

The Company has not entered into a formalized employment agreement with its Chief Executive Officer (“CEO”) – David Boulette. From January 2018, the Company is paying an annual compensation of $80,000 to its CEO, paid in twelve equal installments each month, with increases, each succeeding year should the agreement be approved annually by the Company. There are also provisions for performance-based bonuses. The Company has not formalized these agreements. As of June 30, 2020, the Company has accrued salary payable to the CEO equal to $163,334, included in the Accounts Payable.

Pending Litigation

Management is unaware of any actions, suits, investigations, or proceedings (public or private) pending against or threatened against or affecting any of the assets or any affiliate of the Company.

F-32

NOTE 6 – NOTES PAYABLE

RELATED PARTY

On July 31, 2019, the Company issued and promised to pay a convertible note (“2019 Hottest Media Note”) to Hottest Media LLC (“Note Holder”) for the principal sum of Eighty-Two Thousand and 00/100 Dollars ($82,000) due on July 31, 2020 (the “Maturity Date”). The Hottest Media LLC is owned by Carolina Ramos, who is the wife of the CEO of the Company.

Hottest Media Note Summary

Date of Note:	07/31/2019
Original Amount of Note:	$82,000
Outstanding Principal Balance:	$82,000
Maturity Date(1):	12/31/2020
Interest Rate:	6%
Date to which interest has been paid:	Accrued
Conversion Rate:	$0.04
Floor Conversion Price:	$0.02

The Company will pay the outstanding principal amount of this Note, together with interest at 6% per annum, in cash on the Maturity Date to the registered holder of this Note. In the event the Company does not make, when due, any payment of principal or interest required to be made, the Company will pay, on-demand, interest on the amount of any overdue payment of principal or interest for the period following the due date of such payment, at a rate of ten percent (10%) per annum. The initial conversion rate will be $0.04 per share or 2,050,000 shares if Hottest converts the entire Note, subject to adjustments in certain events as set forth below. Suppose the fair market value of the Company’s common stock is less than $0.04 per share. In that case, the conversion price shall be discounted by 30%, but in no event, will the conversion price be less than $0.02 per share with a maximum of 4,100,000 shares if the Note Holder converts the entire Note subject to adjustments in certain events. The Company will not issue any fractional Share or scrip representing a fractional Share upon conversion of the Notes. The Company received the principal funds by December 20, 2019. There is no beneficial conversion feature that arises as the conversion price of 2019 Hottest Media Note is above the per share fair value of the Company’s stock into which it is convertible.

(1) On June 30, 2020, the Company extended the Maturity Date of the 2019 Hottest Media Note to December 31, 2020. The Company will pay the outstanding principal amount of this Note, together with interest at 6% per annum, in cash on the Maturity Date to this Note’s registered holder.

On January 1, 2020, the Company issued and promised to pay a convertible note (“2020 Hottest Media Note”) to Hottest Media LLC (“Note Holder”) for the principal sum of Fifty Thousand and 00/100 Dollars ($50,000) due on December 31, 2020 (the “Maturity Date”). The Hottest Media LLC is owned by Carolina Ramos, who is the wife of the CEO of the Company.

Hottest Media Note Summary

Date of Note:	01/01/2020
Original Amount of Note:	$50,000
Modified Amount of Note (2):	$68,600
Outstanding Principal Balance:	$59,600
Maturity Date:	12/31/2020
Interest Rate:	6%
Date to which interest has been paid:	Accrued
Conversion Rate:	$0.04
Floor Conversion Price:	$0.02

The Company will pay the outstanding principal amount of this Note, together with interest at 6% per annum, in cash on the Maturity Date to the registered holder of this Note. In the event the Company does not make, when due, any payment of principal or interest required to be made, the Company will pay, on-demand, interest on the amount of any overdue payment of principal or interest for the period following the due date of such payment, at a rate of ten percent (10%) per annum. The initial conversion rate will be $0.04 per share or 1,250,000 shares if Hottest converts the entire Note, subject to adjustments in certain events as set forth below. If the fair market value of the Company’s common stock is less than $0.04 per share, the conversion price shall be discounted by 30%, but in no event will the conversion price be less than $0.02 per share with a maximum of 2,500,000 shares if the Note Holder converts the entire Note subject to adjustments in certain events. No fractional Share or scrip representing a fractional Share will be issued upon conversion of the Notes. The Company received the principal funds by June 30, 2020. There is no beneficial conversion feature that arises as the conversion price of 2020 Hottest Media Note is above the per share fair value of the Company’s stock into which it is convertible. There is no beneficial conversion feature that arises as the conversion price of 2019 Hottest Media Note is above the per share fair value of the Company’s stock into which it is convertible.

(2) Effective June 30, 2020, the Company modified the amount of this Note from $50,000 to $68,600.

F-33

NON-RELATED PARTY

SBA Loan – Paycheck Protection Program

On April 24, 2020, the Company received proceeds of Forty-Thousand Eight Hundred and Thirty-Two ($40,832) from the Promissory Note (“PPP Note”) under the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The funding of the PPP Note is conditioned upon approval of the Company’s application by Small Business Administration (SBA) and JPMorgan Chase Bank (“Bank”) receiving confirmation from the SBA that the Bank may proceed with the PPP Note. Suppose the SBA does not confirm the PPP Note’s forgiveness, or only partly confirms forgiveness of the PPP Note, or the Company fails to apply for PPP Note forgiveness. In that case, the Company will be obligated to repay to the Bank the total outstanding balance remaining due under the PPP Note, including principal and interest (the “PPP Note Balance”). In such case, Bank will establish the terms for repayment of the PPP Note Balance in a separate letter to be provided to the Company, which letter will set forth the PPP Note Balance, the amount of each monthly payment, the interest rate (not above a fixed rate of one percent (1.00%) per annum), the term of the PPP Note, and the maturity date of two (2) years from the funding date of the PPP Note. No principal or interest payments will be due before the end of the Deferment Period, which is six months period from April 24, 2020.

NOTE 7 – STOCKHOLDERS’ DEFICIT

Authorized Shares

As of June 30, 2020, the Company is authorized to issue 100,000,000 shares of common stock at par value $0.0001 and 20,000,000 shares of preferred stock at par value $0.0001. As of June 30, 2020, the Company had 42,192,177 shares of common stock, and no preferred stock was issued and outstanding.

Effective August 10, 2020, the Company amended its Article of Incorporation numbered fourth where the total number of shares of stock which the Company shall have authority to issue is 220,000,000 shares, consisting of 200,000,000 shares of Common Stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share.

Common Stock Issued

The Company did not issue any new shares during the six months ended June 30, 2020.

NOTE 8. RELATED PARTY TRANSACTIONS

Due to related party represents unsecured advances made by David Boulette, the Company’s CEO, for operating expenses on behalf of the Company for payment of rent, professional fees, and other operating expenses. The costs were paid for on behalf of the Company and are due upon demand. The Company is currently not being charged interest under these advances.

At June 30, 2020, the Company owed Mr. Boulette $93,074. The Company has included money owed to officer-related party for the amount of $63,539, $12,636, and $16,899 in accounts payable, accrued expenses, and officer loans, respectively. The Company shall pay all its obligations under the officer loans in full upon demand by Mr. Boulette.

Effective March 1, 2018, the Company appointed Carolina Ventura Ramos as the company’s marketing director with an annual salary of $50,000. Ms. Ramos is the Wife of David Boulette, who is the CEO and Director of the Company.

On February 2, 2019, subject to the Consulting Agreement’s terms and conditions, the Company issued 345,000 shares to Melanie Boulette for services valued at $0.036 per share or $12,420. Ms. Boulette is the Sister of David Boulette, who is the CEO and Director of the Company.

NOTE 9 – SUBSEQUENT EVENTS

Following ASC 855 “Subsequent Events,” Company management reviewed all material events through the date this report was issued, and no subsequent events took place, except as follows:

The Company received the $18,600 balance of the funds on or before July 31, 2020. The Company will start accruing interest on $18,600 after June 30, 2020.

Effective August 10, 2020, the Company amended its Article of Incorporation numbered fourth where the total number of shares of stock which the Company shall have authority to issue is 220,000,000 shares, consisting of 200,000,000 shares of Common Stock having a par value of $.0001 per share and 20,000,000 shares of Preferred Stock having a par value of $.0001 per share.

F-34

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

In its two most recent fiscal years, the Company has had no disagreements with its independent accountants.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS

The Company has incorporated the following table by reference from our Form 8-K filed with the SEC on April 2, 2018.

Exhibit No.	Description

1	Certificate of Incorporation of Brown Grotto Acquisition Corporation (1)

2	By-Laws of Brown Grotto Acquisition Corporation(1)

3	Specimen stock certificate of Brown Grotto Acquisition Corporation (1)

4	Amendment to the Certificate of Incorporation (4)

5	Amendment to the Increased in Authorized Shares

6	Director Agreement with Phil Aspin (2)

7	CFO Consulting Agreement with Mark Corrao (2)

8	Director Agreement with Brian Fields (2)

9	Form of Common Stock Subscription Agreement (3)

10	Hottest Media Note January 01, 2020

11	Hottest Media Note July 31, 2019

23

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 30, 2020

EvaMedia, Corp.

By:	/s/ David Boulette
David Boulette CEO

24